Exhibit 1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

JINGLONG GROUP CO., LTD.

HUANG CHIN TIEN

SILVER AGE HOLDINGS LIMITED

and

JA SOLAR HOLDINGS CO., LTD.

Dated as of July 1, 2011

TABLE OF CONTENTS

i

LIST OF EXHIBITS

Exhibit A	Disclosure Schedules

Exhibit B	Sellers

Exhibit C	Financial Statements

Exhibit D	Form of Legal Opinion of British Virgin Islands Counsel to the Company

Exhibit E	Form of Legal Opinion of PRC Counsel to the Company

Exhibit F	Form of Legal Opinion of Cayman Islands Counsel to Purchaser

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into and effective as of the 1st day of July, 2011 (this “Agreement”), by and among Jinglong Group Co., Ltd., a company incorporated under the laws of the British Virgin Islands (“Jinglong BVI”), Huang Chin Tien, a resident of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) (Jinglong BVI and Huang Chin Tien each, a “Seller” and collectively, “Sellers”), Silver Age Holdings Limited, a company incorporated under the laws of the British Virgin Islands (the “Company”), and JA Solar Holdings Co., Ltd., a company incorporated under the laws of the Cayman Islands (“Purchaser”) (each of Sellers, the Company and Purchaser, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company is engaged in the business of manufacturing silicon wafers and quartz crucibles; and

WHEREAS, as of the date of this Agreement, Sellers own, in the aggregate, all of the issued and outstanding Ordinary Shares (as defined below) of the Company (the “Acquired Shares”), which constitute the only outstanding share capital of the Company; and

WHEREAS, Sellers desire to sell and to transfer to Purchaser, and Purchaser desires to purchase and accept from Sellers all of the Acquired Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions.  The following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Acquired Shares” shall have the meaning set forth in the recitals to this Agreement.

“Adjustment Amount” means the Net Working Capital Shortfall.

“Adjustment Amount Statement” shall have the meaning set forth in Section 2.6(a).

“Adjustment Notice” shall have the meaning set forth in Section 2.6(c).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Antitrust Law” means all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the PRC Anti-monopoly Law and its implementation rules, if any.

“Audited Year-End Financial Statements” shall mean (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2010 and (ii) the related audited consolidated income statement, changes in shareholders’ equity and consolidated statement of cash flows of the Company and the Company Subsidiaries for the year then ended and with report(s) thereon of PwC, including in each case the notes and schedules thereto.

“Balance Sheet Date” means December 31, 2010.

“Benefit Plan” means any plan, fund, or program established or maintained by the Company or any Company Subsidiary for the purposes of providing for its employees (or their beneficiaries) medical, hospital care, accident, disability, death, unemployment, vacation, training or other welfare-related benefits, as well as for the purposes of providing pension benefits or retirement income to employees, and any other incentive, severance employment, change-in-control, deferred compensation or fringe benefit agreements, programs, policies or arrangements sponsored or maintained by the Company or any Company Subsidiary in which any current or former employee of the Company or any Company Subsidiary participates and in respect of which the Company or any Company Subsidiary has any present or future liability.

“Business Day” means a day other than a Saturday, or Sunday or any other day on which commercial banks are not open for business in Hong Kong, the PRC or the United States.

“Cap” shall have the meaning set forth in Section 9.3(a)(ii).

“Cash” means, with respect to a particular date, the aggregate amount of (i) cash on hand, plus (ii) cash credited to a bank account and readily available, plus (iii) the fair market value of marketable securities and investments in money market funds that are readily available, minus (iv) Restricted Cash, minus (v) the amounts of cash in transit, unpaid checks, drafts and wire transfers issued by the Company and the Company Subsidiaries on or prior to such date, calculated in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Circular 698” shall have the meaning set forth in Section 6.11(a).

“Circular 75” shall have the meaning set forth in Section 4.21.

“Circular 75 Security Holder” shall have the meaning set forth in Section 4.21.

“Claim Notice” shall have the meaning set forth in Section 9.2(d)(i).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Documents” shall have the meaning set forth in Section 4.1(b).

“Company Excluded Reps” shall have the meaning set forth in Section 9.3(a)(i).

“Company Permits” shall have the meaning set forth in Section 4.12.

“Company Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company.  For the avoidance of doubt, as of the date of this Agreement, Company Subsidiaries include only Full Shine Holdings Limited, a company incorporated under the laws of Hong Kong (“Full Shine”), and Solar Silicon Valley Electronic Science and Technology Co., Ltd., a company incorporated under the laws of the PRC (“SSV”).

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by or on behalf of, the Company or any of the Company Subsidiaries in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of the Company or any of the Company Subsidiaries; (ii) any fees and expenses associated with obtaining the release and termination of any Encumbrances; (iii) all brokers’ or finders’ fees; and (iv) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

“Competition Clearance” means Consents granted by any Governmental Entity, or expiration or earlier termination granted by the relevant Governmental Entity of the waiting period, with respect to the Transaction pursuant to applicable Antitrust Laws.

“Complying Circular 75 Security Holder” shall have the meaning set forth in Section 6.10.

“Consent” means any consent, approval, authorization, order, filing, registration or qualification of, by or with any Person, other than any of the foregoing which are solely informational in nature.

“Consideration Shares” shall have the meaning set forth in Section 2.2(b).

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral and whether express or implied.

“Current Assets” means the line items included as current assets in the Financial Statements prepared in accordance with U.S. GAAP.

“Current Liabilities” means the line items included as current liabilities in the Financial Statements prepared in accordance with U.S. GAAP.

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit A.

“Dispute” shall have the meaning set forth in Section 10.3(a).

“Dispute Notice” shall have the meaning set forth in Section 9.2(d)(i).

 “Encumbrances” means any kind of encumbrance or restriction, including, without limitation, any mortgage, judgment lien, materialman’s lien, mechanic’s lien, other lien, charge, deed of trust, security interest, pledge, encroachment, easement, servitude, claim, option, right of first refusal, limitation, forfeiture, penalty, lease, equity or other right of another Person of any nature and description whatsoever.

“Environmental Laws” means any and all Laws relating to protection of the environment or of human health as affected by any condition in the environment, including for avoidance of doubt the presence of or exposure to harmful or deleterious substances in any indoor or outdoor air, drinking water or other water, soil, or other environmental media, or in building or other materials or products.

“Estimated Adjustment Amount” shall have the meaning set forth in Section 2.5(a).

“Estimated Adjustment Amount Statement” shall have the meaning set forth in Section 2.5(a).

“Estimated Net Cash Balance” shall have the meaning set forth in Section 2.5(a).

“Estimated Net Working Capital Shortfall” shall have the meaning set forth in Section 2.5(a).

“Estimated Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Excluded Claim” shall have the meaning set forth in Section 9.3(a)(i).

“Excluded Reps” shall have the meaning set forth in Section 9.3(a)(i).

“Existing Shareholders Agreement” shall have the meaning set forth in Section 10.17.

“Expiration Date” shall have the meaning set forth in Section 9.1.

“FCPA” shall have the meaning set forth in Section 4.8.

“Final Adjustment Amount Statement” shall have the meaning set forth in Section 2.6(d).

“Final Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Financial Statements” shall have the meaning set forth in Section 4.4(a).

“First-Quarter Financial Statements” means (i) the reviewed consolidated balance sheet of the Company and the Company Subsidiaries as at March 31, 2011 and (ii) the related reviewed consolidated income statement, changes in shareholders’ equity and consolidated statement of cash flows of the Company and the Company Subsidiaries for the three months then ended and with report(s) thereon of PwC, in each case including the related notes and schedules thereto, each as provided by the Company and included in Exhibit C attached hereto.

“Government Official” shall have the meaning set forth in Section 4.8.

“Governmental Entity” means any governmental or quasi-governmental, national, federal, state, local or multinational, judicial, court, legislative, regulatory, taxing or administrative authority, agency, bureau, department, tribunal, or commission or similar body or instrumentality thereof.

“Governmental Filings” shall have the meaning set forth in Section 3.5.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation or determination entered by or with any Governmental Entity.

“HKIAC” shall have the meaning set forth in Section 10.3(a).

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary course of business); (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrances on any property or asset of such Person (whether or not such obligation is assumed by such Person), including but not limited to banking borrowings and income Tax Liabilities.

“Indemnified Party” shall have the meaning set forth in Section 9.2(d)(i).

“Indemnifying Party” shall have the meaning set forth in Section 9.2(d)(i).

“Independent Accountants” shall have the meaning set forth in Section 2.6(d).

“Intellectual Property” means patents, patent rights (including patent applications and licenses), know-how, trade secrets, trademarks (including trademark applications), trademark rights (including rights with respect to unregistered trademarks), trade names, trade name rights, service marks, service mark rights, logos, domain names and other source indicators, copyrights, works of authorship and other proprietary intellectual property rights.

“Inter-Company Trading Amounts” means all amounts owned, outstanding or accrued in the ordinary course of trading, including any VAT or sales tax arising on such amounts, as between any member of the Seller Group, on the one hand, and any Company or each Company Subsidiary, on the other hand, as of Closing in respect of inter-company trading activity between them and the provision of services, facilities and benefits.

“Intra-Group Payables” means, in relation to the Company and each Company Subsidiary, any amounts owed as of the Closing Date by the Company and each Company Subsidiary to any member of the Seller Group (which are not Inter-Company Trading Amounts), together with accrued interest, if any, up to the Closing Date on the terms of the applicable debt.

“Intra-Group Receivables” means, in relation to the Company and each Company Subsidiary, any amounts owed as of the Closing Date to the Company and each Company Subsidiary by any member of the Seller Group (which are not Inter-Company Trading Amounts), together with accrued interest, if any, up to the Closing Date on the terms of the applicable debt.

“Knowledge” when used with respect to a Person, means the actual knowledge after due inquiry of such Person’s senior management members.

“Law” means any statute, law, code, judicial decision, judgment, rule, regulation, ordinance or other pronouncement of any Governmental Entity having the effect of law.

“Lease Documents” shall have the meaning set forth in Section 4.13(a).

“Leased Real Property” shall have the meaning set forth in Section 4.13(a).

“Legal Actions” shall have the meaning set forth in Section 4.7.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Liability Basket Threshold” means an amount that is equal to 0.5% of the Final Purchase Price.

“Losses” means liabilities, losses, damages, claims, payments, fines, awards, judgments, penalties and related costs and expenses (including, without limitation, interests, Taxes and reasonable attorneys’ fees and expenses), in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims.

“Material Adverse Effect” means any event or occurrence that, when taken individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of Sellers and/or the Company to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any event or occurrence relating to or resulting from any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (1) general economic conditions in global or PRC markets (including financial, banking, credit, currency and capital markets); (2) fluctuations in currency exchange rates; (3) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (4) changes in applicable Law or in U.S. GAAP ; (5) any actions taken, or failures to take action in accordance with the terms of this Agreement or at the request of Purchaser; (6) the commencement or material worsening of a war or armed hostilities or other national or international calamity, or the occurrence of any military or terrorist attack; (7) acts of God or natural disasters and (8) the announcement, in accordance with the terms of this Agreement, of this Agreement and the transactions contemplated hereby, except in the case of clauses (1), (2), (3), (4), (6) and (7), any such change, event, occurrence or effect shall be taken into account if it has or would reasonably be expected to have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industry in which they operate.

“Material Contract” shall have the meaning set forth in Section 4.16(m).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde foam insulation, lead-based paint, asbestos, pollutants, contaminants, molds, radioactivity, and any other substances of any kind, regulated pursuant to or that could give rise to liability under any Environmental Law.

“Minimum Net Cash Balance” shall have the meaning set forth in Section 6.16.

“Minimum Net Working Capital” means US$53,000,000. For the avoidance of doubt, the Minimum Net Working Capital includes the Minimum Net Cash Balance.

“MOFCOM” means Ministry of Commerce of the PRC.

“Net Cash Balance” means the aggregate amount for the Company on a consolidated basis as of the Closing Date, of (i) Cash, minus (ii) Restricted Cash (solely to the extent included in the calculation of Cash), minus (iii) Indebtedness, minus (iv) any Company Transaction Expenses to be paid pursuant to Section 6.7.

“Net Working Capital” means, for the Company on a consolidated basis as of the Closing Date, (i) the Current Assets, less (ii) the Current Liabilities.

“Net Working Capital Shortfall” means (i) if the Net Working Capital is less than the Minimum Net Working Capital, the positive difference between the Net Working Capital and the Minimum Net Working Capital, and (ii) if the Net Working Capital is equal to or more than the Minimum Net Working Capital, zero.

“OFAC Sanctions” shall have the meaning set forth in Section 4.8.

“Ordinary Shares” means ordinary shares of the Company, par value US$1.00 per share.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum and articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Original Seller Representative” means Jin Baofang.

“Outside Date” means December 31, 2011; provided, however, that if on such date, the condition to Closing set forth in Section 7.1(b) has not been fulfilled but all other conditions to Closing (other than those conditions that, by their terms, cannot be satisfied until Closing) have been fulfilled (or waived) or are capable of being fulfilled, then the Outside Date shall be extended to January 31, 2012.

“Party” and “Parties” shall have the meanings set forth in the preamble of this Agreement.

“Permits” means all permits, licenses, franchises, registrations, variances, authorizations, Consents, orders, certificates and approvals obtained from or otherwise made available by any Governmental Entity or pursuant to any Law.

“Permitted Encumbrances” means (i) statutory liens for Taxes (1) not yet due and payable (taking into account any extensions with respect to payment that are permitted by applicable Governmental Entities under applicable Law) or (2) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) Encumbrances of warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business for amounts (1) not yet due and payable or (2) which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) any Encumbrances that do not, individually or in the aggregate, materially detract from the value of any of the applicable property, rights or assets of the businesses or materially interfere with the use thereof as currently used, and (iv) zoning, entitlement, conservation, restriction or other land use regulation by any Governmental Entity have jurisdiction over the property affected thereby which are not violated by the current use of such property and do not materially affect the continued use of such property.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Post-Closing Payment” means an amount (positive or negative) equal to the Estimated Adjustment Amount minus the actual Adjustment Amount, as determined pursuant to Section 2.6.

“PRC” means People’s Republic of China and for purposes of this Agreement only, does not include Hong Kong, Macau and Taiwan.

“PRC Antitrust Law” means the Anti-Monopoly Law of the PRC, adopted at the 29th Session of the 10th Standing Committee of the National People’s Congress on August 30, 2007, and the regulations promulgated thereunder.

“Pre-Signing Monthly Management Accounts” means the monthly management accounts of the Company and the Company Subsidiaries prepared for each full calendar month following December 31, 2010 and prior to the date of this Agreement, including the balance sheet, income statement and statement of cash flows of the Company and the Company Subsidiaries for each such month, each as provided by the Company and included in Exhibit C attached hereto.

 “Product” shall have the meaning set forth in Section 6.12(a).

“Product Price” shall have the meaning set forth in Section 6.12(a).

“Proportional Share” means with respect to each Seller, a percentage that is equal to (x) the number of Ordinary Shares to be sold by such Seller as set out on Exhibit B divided by (y) the aggregate number of Ordinary Shares to be sold by all Sellers.

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Purchase Price Cap” shall have the meaning set forth in Section 9.3(a)(ii).

“Purchaser” shall have the meaning set forth in the preamble of this Agreement.

“Purchaser ADSs” means the American depositary shares of Purchaser as listed on the Nasdaq Global Market, each representing one (1) Purchaser Share.

“Purchaser Excluded Reps” shall have the meaning set forth in Section 9.3(a)(i).

“Purchaser Indemnitees” shall have the meaning set forth in Section 9.2(a).

“Purchaser Shares” means the ordinary shares of Purchaser, par value US$0.0001 per share.

“Purchaser Share Price” means US$5.825, the average of the volume weighted closing prices of Purchaser ADSs as reported on the Nasdaq Global Market over the 45-day period ending immediately prior to June 30, 2011.

“Released Parties” shall have the meaning set forth in Section 6.14.

“Releasing Parties” shall have the meaning set forth in Section 6.14.

“Restricted Cash” means as of the Closing Date, any cash that is not freely usable by the Company and the Company Subsidiaries because it is subject to express contractual restrictions or limitations on use or distribution by Law, Contract or otherwise as determined on a basis consistent with the preparation of the Financial Statements.

“Rules” shall have the meaning set forth in Section 10.3(a).

 “SAFE” shall have the meaning set forth in Section 4.21.

“SAFE Rules and Regulations” shall have the meaning set forth in Section 4.21.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” shall have the meanings set forth in the preamble of this Agreement.

“Seller Documents” shall have the meaning set forth in Section 3.3.

“Seller Group” means the Sellers and their Affiliates from time to time but excluding the Company and the Company Subsidiaries.

“Seller Indemnitees” shall have the meaning set forth in Section 9.2(c).

“Seller Representative” means the Original Seller Representative unless and until such time as the Original Seller Representative has been replaced in accordance with Section 10.16(d) with a Successor Seller Representative, whereupon “Seller Representative” shall mean such Successor Seller Representative.

“Specified Rate” means the rate for deposits in United States dollars for a period of three months offered by major banks in the London interbank market that appears in The Wall Street Journal, Eastern Edition (or if such rate does not appear on such date, such rate as it appears in The Financial Times on such date), determined as of the date the obligation to pay interest arises.

“Successor Seller Representative” shall have the meaning set forth in Section 10.16(d).

“Supply Contract” shall have the meaning set forth in Section 6.12(a).

 “Tax” or “Taxes” means (i) any tax, duty, custom, fee, assessment charge, or other levy separately or jointly due or payable to, or levied or imposed by any Governmental Entity, including, without limitation, income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, capital gains, capital stock, goods and services, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value added, alternative/add-on minimum, estimated or other tax, duty, charge, custom, governmental fee, assessment or other levy of any kind whatsoever, including any interest, penalty, fine or addition thereto, and any interest with respect to such addition or penalty, and (ii) any liability for the payment of any amounts described in clause (i) for or to any other Person as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a transferee or successor, by contract, or otherwise, including as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i).

“Tax Returns” means all tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

“Third Party Claims” shall have the meaning set forth in Section 9.2(d)(ii).

“Transaction” shall have the meaning set forth in Section 2.1.

“U.S. GAAP” means the Generally Accepted Accounting Principles of the United States, as in effect at the time any applicable financial statements were prepared.]

ARTICLE II

SALE AND PURCHASE OF SHARES

Section 2.1           Sale and Purchase of Acquired Shares.  Upon the terms and subject to the conditions set forth herein, Sellers hereby agree to sell and transfer to Purchaser, and Purchaser hereby agrees to purchase and accept from Sellers, free and clear of any Encumbrances, all of Sellers’ right, title and interest in and to the Acquired Shares (the “Transaction”).

Section 2.2           Purchase Price.

(a)      The consideration to be paid by Purchaser in respect of the purchase of the Acquired Shares pursuant to Section 2.1 shall be equal to the result of US$180,000,000 (the “Purchase Price”) less the Estimated Adjustment Amount, if any (together, the “Estimated Purchase Price”), subject to adjustment as determined pursuant to Section 2.6 (as adjusted, the “Final Purchase Price”).

(b)      The Estimated Purchase Price shall be paid to Sellers by the delivery of such number of Purchaser Shares (the “Consideration Shares”) determined by dividing the Estimated Purchase Price by the Purchaser Share Price; provided, however, that any fractional share to be issued shall be rounded down to the nearest whole share.  Any adjustment determined pursuant to Section 2.6 shall be paid in cash only.  Each of the transactions contemplated pursuant to this Article II shall be conducted in an “offshore transaction” in accordance with Regulation S.

(c)      Purchaser shall be entitled to deduct and withhold from any payments made to any Person pursuant to this Agreement (including the Purchase Price) such amounts as it is required to deduct and withhold with respect to the making of any such payment under any applicable Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.3           Closing.  The closing of the Transaction (“Closing”) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom, located at 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (or at such other places as the Parties may designate in writing), on a date to be specified by Purchaser that is not earlier than the second (2nd) Business Day, and not later than the tenth (10th) Business Day, immediately following the date on which the last of the conditions set forth in ARTICLE VII is fulfilled or waived (other than conditions that by their nature can be satisfied only at Closing, but subject to the satisfaction or waiver, if permissible, of such conditions) (the “Closing Date”), unless another date is agreed to in writing by the Parties.  Notwithstanding anything to the contrary herein, the Closing Date shall in no event be later than the Outside Date.

Section 2.4           Closing Deliveries.

(a)      At Closing, Purchaser shall:

(i)      deliver, or cause to be delivered, to each Seller, duly executed instruments of transfer of such Seller’s Proportional Share of the Consideration Shares in favor of such Seller; and

(ii)     deliver, or cause to be delivered, to each Seller, the written legal opinion of Conyers Dill & Pearman, Cayman Islands counsel for Purchaser, addressed to Sellers and dated as of the Closing Date, in the form set forth in Exhibit F.

(b)      At Closing, the Company and Sellers shall deliver, or cause to be delivered, to Purchaser the following documents or instruments:

(i)      duly executed instruments of transfer of the Acquired Shares in favor of Purchaser;

(ii)     share certificates representing Sellers’ ownership of the Acquired Shares (for cancellation);

(iii)     a copy of the register of members of the Company dated as of the Closing Date and certified by the Company’s registered agent in the British Virgin Islands, which gives effect to Purchaser’s acquisition of the Acquired Shares;

(iv)     a share certificate representing Purchaser’s ownership of the Acquired Shares;

(v)      the written resignation of all directors of the Company from the board of directors of the Company and the written resignation of all legal representatives and directors of the Company Subsidiaries from their respective offices, effective upon Closing;

(vi)     a certificate of incumbency dated as of the Closing Date and issued by the Company’s registered agent in the British Virgin Islands, showing that persons as Purchaser may nominate shall have been appointed as the new directors of the Company;

(vii)    the written legal opinion of Harney Westwood & Riegels, British Virgin Islands counsel for the Company, addressed to Purchaser dated as of the Closing Date, in the form set forth in Exhibit D;

(viii)   the written legal opinion of Zhong Lun Law Firm, PRC counsel for the Company, addressed to Purchaser dated as of the Closing Date, in the form set forth in Exhibit E;

(ix)     the minutes of the board meetings of the Company resolving that:

(1)        the instruments of transfer referred to in paragraph (i) above shall be approved for;

(2)        the resignation of the directors of the Company referred to in paragraphs (v) shall be accepted; and

(3)        such persons as Purchaser may nominate shall be appointed as the new directors of the Company; and

(x)      the complete set of company seals and chops (including common chop, chops for contractual purpose, financial chops, legal representative chops) and business licenses of the Company and the Company Subsidiaries.

Section 2.5           Estimated Adjustment Amount

(a)      Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Adjustment Amount Statement”) setting forth in reasonable detail in each case as of the Closing Date (1) the Company’s good faith estimated Net Working Capital Shortfall (the “Estimated Net Working Capital Shortfall”) and the calculation thereof, (2) the Company’s good faith estimated Net Cash Balance (the “Estimated Net Cash Balance”) and the calculation thereof, (3) the Company’s good faith estimated Adjustment Amount

(the “Estimated Adjustment Amount”) and the calculation thereof, each in a form reasonably acceptable to Purchaser.  The Estimated Adjustment Amount Statement shall (i) with respect to the Net Cash Balance calculation and the Net Working Capital Shortfall calculation, be prepared in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements and (ii) be certified by a financial officer of the Company.

(b)         For purposes of the calculation of the Estimated Net Working Capital Shortfall, the Estimated Net Cash Balance, the Net Working Capital Shortfall and the Net Cash Balance, such amounts shall be calculated in U.S. dollars and if any underlying amounts to be used in these calculations are expressed in other currencies, such underlying amounts will be converted into U.S. dollars at the exchange rate specified in The Wall Street Journal, Eastern Edition, on the close of business in New York, New York on the day immediately prior to the date of the Estimated Adjustment Amount Statement.

Section 2.6           Post-Closing Payment

(a)       As promptly as practicable, and in any event not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Seller Representative a written statement (the “Adjustment Amount Statement”) setting forth Purchaser’s calculation of the Adjustment Amount as of the Closing Date and, based thereon, a statement of Purchaser’s calculation of the Post-Closing Payment.  The Adjustment Amount Statement shall (i) with respect to the Net Cash Balance calculation and the Net Working Capital Shortfall calculation, be prepared in accordance with U.S. GAAP applied on a basis consistent with the preparation of the Financial Statements and (ii) be certified by a financial officer of the Company.

(b)      Purchaser shall give, and shall exercise the voting, governance and contractual powers available to it to cause the Company and the Company Subsidiaries to give, the Seller Representative and its representatives reasonable access during normal business hours to such employees, officers, facilities and such books and records of the Company and the Company Subsidiaries, as is reasonably necessary to allow the Seller Representative and its representatives to review the Adjustment Amount Statement.

(c)      The Seller Representative may, in good faith, dispute the Adjustment Amount Statement by delivery of written notice thereof (an “Adjustment Notice”) to Purchaser within thirty (30) days following receipt by the Seller Representative of the Adjustment Amount Statement.  The Adjustment Notice shall set forth in reasonable detail all items disputed by the Seller Representative, together with the Seller Representative’s proposed changes thereto, including an explanation in reasonable detail of the basis on which the Seller Representative proposes such changes.  If (i) by written notice to Purchaser, the Seller Representative accepts the Adjustment Amount Statement or (ii) the Seller Representative fails to deliver an Adjustment Notice within the prescribed thirty (30)-day period (which failure shall result in the Seller Representative and Sellers being deemed to have agreed to the Adjustment Amount

Statement delivered by Purchaser), the Adjustment Amount Statement delivered by Purchaser shall become final and binding on the Seller Representative, Sellers and Purchaser as of the date on which the earlier of the foregoing events occurs.

(d)         If the Seller Representative has timely delivered an Adjustment Notice, then Purchaser and the Seller Representative shall attempt to reach agreement on the matters identified in the Adjustment Notice.  If, by the thirtieth (30th) day following Purchaser’s receipt of the Adjustment Notice, Purchaser and the Seller Representative have not agreed in writing to the resolution of the matters identified in the Adjustment Notice, then such matters shall be submitted to an independent accounting firm as may be agreed by the Seller Representative and Purchaser (the “Independent Accountants”) for resolution.  Each of Sellers and Purchaser agree that it shall not engage, directly or indirectly, or agree to engage, the Independent Accountants to perform any services other than as the Independent Accountants pursuant hereto until the Adjustment Amount Statement and items thereon have been finally determined pursuant to this Section 2.6(d).  Each of the Seller Representative and Purchaser agrees to execute, if requested by the Independent Accountants, a reasonable engagement letter.  Purchaser and the Seller Representative shall instruct the Independent Accountants to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjustment Amount and the Post-Closing Payment.  In making such calculation, the Independent Accountants shall consider only those items or amounts in the Adjustment Amount Statement and Purchaser’s calculation of the Adjustment Amount and the Post-Closing Payment as to which the Seller Representative has disagreed in the Adjustment Notice.  The Independent Accountants shall deliver to Purchaser and the Seller Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountants), a report setting forth such calculation and the Adjustment Amount Statement shall be deemed to be amended to reflect the calculation of the Adjustment Amount and the Post-Closing Payment as determined by the Independent Accountants and shall be deemed the “Final Adjustment Amount Statement.”  The scope of the disputes to be resolved by the Independent Accountants is limited to whether the amounts set forth on the line items on the Adjustment Amount Statement were obtained from and in accordance with the books and records of the Company and the Company Subsidiaries and are in accordance with U.S. GAAP applied on a basis consistent with prior periods and in conformity with the principles used by the Company in the preparation of its Financial Statements, and whether there were mathematical errors in the Adjustment Amount Statement, in each case, to the extent related to the unresolved items set forth in the Adjustment Notice, and the Independent Accountants are not to make any other determination.  Purchaser shall, and shall exercise the voting, governance and contractual powers available to it to cause the Company and the Company Subsidiaries to, furnish or cause to be furnished to the Independent Accountants access to such employees, officers, and facilities and such books and records relating to the disputed items as the Independent Accountants may reasonably request.  The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by Sellers (allocated among Sellers according to their respective Proportional Shares), on the one hand, and fifty percent (50%) by Purchaser, on the other hand.  The Final Adjustment Amount Statement (including the calculation of the Post-Closing Payment thereon) as determined by the Independent Accountants shall be final, non-appealable and binding upon Purchaser, the Seller Representative and Sellers.  The Independent Accountants shall act as an expert, not as an arbitrator.

(e)         If the Post-Closing Payment is a negative amount, then Purchaser shall pay to each Seller an amount in cash equal to such Seller’s Proportional Share of the Post-Closing Payment plus interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate.  If the Post-Closing Payment is a positive amount, then Sellers shall collectively pay to Purchaser an amount in cash equal to the Post-Closing Payment (allocated among Sellers according to their respective Proportional Shares) plus interest on such amount from (and including) the Closing Date to (but excluding) the date of payment at the Specified Rate.  Each payment (if any) required by this Section 2.6(e) shall be made within five (5) Business Days following the date the Post-Closing Payment is deemed to be finally determined pursuant to this Section 2.6.  All payments required to be made pursuant to this Section 2.6 shall be made by wire transfer of immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, severally but not jointly, represents and warrants as to itself to Purchaser as follows as of the date hereof and the Closing Date:

Section 3.1           Organization and Qualification.  Jinglong BVI is duly incorporated and validly existing under the Laws of the British Virgin Islands and has full corporate power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Huang Chin Tien is a lawful resident of Hong Kong with full legal capacity to act on his own behalf.

Section 3.2           Ownership of Acquired Shares.  Such Seller is the record and beneficial owner of, and holds valid title to, the Acquired Shares set forth on Exhibit B attached hereto next to its or his name, free and clear of any and all Encumbrances.  Except for this Agreement and the transactions contemplated hereby, there are no agreements, arrangements, warrants, options, puts, calls, rights or other commitments or understandings of any character to which such Seller is a party or by which any of its or his assets are bound and relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of the Acquired Shares.  Each Seller has the legal or corporate power and authority to sell, transfer, assign and deliver such Acquired Shares as provided in this Agreement and such delivery will convey to Purchaser good, legal and marketable title to such Acquired Shares, free and clear of any and all Encumbrances.

Section 3.3           Authorization.  Such Seller has all requisite legal or corporate power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”) and to perform its or his obligations under this Agreement and the Seller Documents and to consummate the transactions contemplated by this Agreement and the Seller Documents.  The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action on the part of Jinglong BVI.  This Agreement has been, and each of the Seller Documents has been or will be at or prior to the Closing, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the other Seller and Purchaser) this Agreement constitutes, and each Seller Document constitute or when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.4           No Conflict.  The execution and delivery by such Seller of this Agreement or the Seller Documents does not, and the performance by such Seller of its obligations under this Agreement or the Seller Documents or the consummation by such Seller of the transactions contemplated by this Agreement or the Seller Documents will not, conflict with, or result in or constitute any violation or breach of or default under, or give rise to any right of termination, amendment, cancellation or acceleration or any obligation to pay or repay with respect to, or result in the loss of any benefit under, any provision of the Organizational Documents of Jinglong BVI or any license, lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which such Seller is a party, or by which any of the properties or assets of such Seller are bound, or conflict with, or result in or constitute any violation of any Law, Permit or Governmental Order applicable to such Seller or by which any of the properties or assets of such Seller are bound or result in the creation or imposition of (or the obligation to create or impose) any Encumbrances on the Acquired Shares owned by such Seller.  No third party Consent is required for such Seller to enter into this Agreement and the Seller Documents, to perform its obligations set forth hereunder or thereunder and the consummation of the transactions contemplated hereby and hereby.

Section 3.5           Governmental Filings.  No filing or registration with, notification to, or authorization, Consent or approval of, any Governmental Entity (collectively, “Governmental Filings”) is required in connection with the execution and delivery of this Agreement or the Seller Documents by such Seller, the performance by such Seller of its obligations under this Agreement or the Seller Documents or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (a) the Competition Clearance and (b) such other Governmental Filings, the failure of such other Governmental Filings to be made or obtained would not materially impair or delay such Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.6           Litigation.  There is no judicial, administrative or arbitral action, claim, suit, investigation or other proceeding at law or in equity or Governmental Order pending or, to the Knowledge of such Seller, threatened that seek to prohibit or restrain the ability of such Seller to enter into this Agreement or execute the Seller Documents or consummate the transactions contemplated hereby or thereby.

Section 3.7           Brokers and Finders.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Purchaser or the Company in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller or any of its Affiliates, except for such Persons set forth in Schedule 4.19 of the Disclosure Schedules, whose fees and expenses are governed by Section 6.7.

Section 3.8           Regulation S.  Such Seller (i) is not a U.S. Person (as defined in Rule 902 of Regulation S), (ii) is outside the United States and is undertaking any transaction contemplated in this Agreement as an offshore transaction (as defined in Rule 902 of Regulation S) and (iii) is acquiring the Purchaser Shares for its own account and not with a view to the distribution of the Purchaser Shares.

Section 3.9           Acquisition for Investment.  Such Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such Seller’s acquisition of the Purchaser Shares.  Such Seller can bear the economic risk of its investment in the Purchaser Shares and can afford to lose its entire investment in the Purchaser Shares.  Such Seller is acquiring the Purchaser Shares for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Purchaser Shares.  Such Seller acknowledges that the Purchaser Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without qualification under applicable securities Laws, except pursuant to an exemption from such qualification available under such securities Laws.

Section 3.10         Restricted Securities.  Such Seller understands that the Purchaser Shares issued to such Seller will be characterized as “restricted securities” under the United States federal securities Laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Such Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchaser Shares of the fairness or suitability of the investment in the Purchaser Shares.

Section 3.11         Legends.  Such Seller understands that, except as provided below, the certificates evidencing the Purchaser Shares issued to such Seller shall bear the following legend until such time as the resale thereof has been registered under the Securities Act, such Purchaser Shares may be sold to the public without registration pursuant to Rule 144 under the Securities Act or any other rule or regulation of the Securities and Exchange Commission, or the restriction described in such legend otherwise cease to be applicable to such Purchaser Shares:

(a)      “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION FROM COUNSEL IN A FORM REASONABLY ACCEPTABLE TO JA SOLAR HOLDINGS CO., LTD. AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)      If required by the securities laws of any U.S. state or foreign country in connection with the issuance of the Purchaser Shares issued to such Seller, any legends required to in order to comply with such laws.

Section 3.12         Reliance on Exemptions.  Such Seller understands that the Purchaser Shares are being offered to it in reliance upon specific exemptions from the registration requirements of U.S. federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations and warranties of such Seller set forth in this ARTICLE III in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Purchaser Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchaser as follows as of the date hereof and the Closing Date:

Section 4.1           Organization and Qualification; No Conflict

(a)      Organization and Qualification.  The Company and each Company Subsidiary is duly formed, validly existing and in good standing (to the extent such concepts are recognized under applicable Law) under the laws of the jurisdiction of its formation, has full corporate, limited liability company or similar power and authority to own, lease and operate its assets and properties and to conduct its business as presently conducted and is duly qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) as a corporation or limited liability company or otherwise in all jurisdictions in which such qualification is necessary under applicable Law as a result of the conduct of its business or the ownership or lease of its properties.

(b)      No Conflict.  The execution and delivery by the Company of this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”) does not, and the consummation of the transactions contemplated hereby will not, result in violation, default (with or without notice or lapse of time, or both) or acceleration, giving rise to a right of termination, Consent or cancellation or increase in any fee, liability or obligation, or creation of additional obligations or liabilities or the creation of any Encumbrances upon any of the properties, rights or assets of the Company or any Company Subsidiary pursuant to any provision of (i) the Organizational Documents of the Company or any Company Subsidiary; (ii) any license, lease, mortgage, indenture, note, bond, deed of trust, or other instrument or agreement of any kind to which the Company or any Company Subsidiary is a party or by which any of the Company or Company Subsidiaries may be bound; or (iii) subject to obtaining the Competition Clearance, any Law, Permit or Governmental Order applicable to the Company or any Company Subsidiary or by which any of the Company or Company Subsidiaries may be bound.  No third party Consent is required for the Company to enter into this Agreement and the Company Documents, to perform its obligations set forth hereunder or thereunder and the consummation of the transactions contemplated hereby and hereby.

Section 4.2           Authorization.  The Company has all requisite corporate power and authority to enter into this Agreement and each Company Document and to perform its obligations under this Agreement and the Company Documents and to consummate the transactions contemplated by this Agreement and the Company Documents.  This Agreement has been, and each of the Company Documents has been or will be at or prior to the Closing, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each Seller and Purchaser) this Agreement constitutes, and the Company Documents constitute or will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3           Capitalization

(a)      Company.  As of the date of this Agreement, the authorized share capital of the Company is US$50,000 divided into 50,000 Ordinary Shares, of which 100 Ordinary Shares are issued and outstanding.  All of the issued and outstanding Ordinary Shares were, and as of the Closing will be, duly authorized for issuance and validly issued, fully paid and non-assessable and were not issued in violation of any purchase option, call option, right of first refusal or offer, preemptive rights, subscription right or other similar right, the Organizational Documents of the Company or all applicable Law, including the laws of the British Virgin Islands.  There is no existing option, warrant, call, right (including preemptive rights), or Contract of any character requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock, other equity interests or other voting securities of the Company or any Company Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, other equity interests or other voting securities of the Company or any Company Subsidiary.

(b)      Company Subsidiaries.  Schedule 4.3(b) of the Disclosure Schedules sets forth the name of each Company Subsidiary and for each Company Subsidiary: (i) its jurisdiction of formation; (ii) its authorized share capital or approved registered capital; (iii) the number of its issued and outstanding share capital or the registered capital that has been paid; and (iv) the share interests that are wholly owned, directly or indirectly, by the Company.  The share interests of each Company Subsidiary that are owned, directly or indirectly, by the Company, as set forth in Schedule 4.3(b) of the Disclosure Schedules, are owned free and clear of all Encumbrances, other than Permitted Encumbrances and other than as set forth in Schedule 4.3(b) of the Disclosure Schedules.  All of the issued and outstanding share capital in each Company Subsidiary that are owned, directly or indirectly, by the Company have been duly authorized and, to the extent such concepts are recognized under applicable Law, are validly issued, fully paid and non-assessable and were not issued in violation of any purchase option, call option, right of first refusal or offer, preemptive rights, subscription right or other similar right, the Organizational Documents of the relevant Company Subsidiary or all applicable Law.  All capital contributions to the Company Subsidiaries have been paid in accordance with all applicable Law.  There is no existing option, warrant, call, right (including preemptive rights), or Contract of any character requiring, and there are no securities of any Company Subsidiary outstanding which upon conversion or exchange would require, the issuance, of any shares of capital stock, other equity interests or other voting securities of the Company or any Company Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, other equity interests or other voting securities of the Company or any Company Subsidiary.

(c)      No Other Share Interests.  The Company does not own, directly or indirectly, any share interests in any Person other than the Company Subsidiaries.  The only asset of the Company is its share interest in Full Shine and the only asset of Full Shine is its equity interest in SSV.

(d)      No Other Obligations.  Neither the Company nor any of the Company Subsidiaries is a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Ordinary Shares or share of capital stock, other equity interests or other voting securities of the Company or the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries has an obligation to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock, other equity interests or other voting securities or any evidence of Indebtedness or assets of the Company or any of the Company Subsidiaries.  Except as set forth in Schedule 4.3(d) of the Disclosure Schedules, (i) neither the Company nor any of the Company Subsidiaries has an obligation to (x) purchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or voting securities, or any interest therein, or to pay any dividend or to make any other distribution in respect thereof or (y) vote or dispose of any capital stock, or other equity interests or voting securities in the Company or any of the Company Subsidiaries and (ii) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Company Subsidiaries.  Except as set forth in this Section 4.3, no shares of capital stock, other equity interests or other voting securities of the Company or any Company Subsidiary are issued, reserved for issuance or outstanding.

(e)      Schedule 4.3(e) of the Disclosure Schedules sets forth a schedule of all Indebtedness of the Company and the Company Subsidiaries, existing as of the date hereof, of the type described in clause (i) of the definition thereof (other than Indebtedness solely between the Company and one or more of the Company Subsidiaries), including the name of the facility, amount outstanding, maturity and interest rate.

Section 4.4           Financial Statements

(a)      The Company has provided to Purchaser copies of the First-Quarter Financial Statements and the Audited Year-End Financial Statements (collectively, the “Financial Statements”).  The Company has also provided Purchaser copies of the Pre-Signing Monthly Management Accounts.  True and correct copies of the Financial Statements and the Pre-Signing Monthly Management Accounts are attached hereto as Exhibit C.  The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the dates thereof, and the results of their operations and their cash flows for the periods presented, in conformity with U.S. GAAP consistently applied, subject, in the case of unaudited financial statements, to normal year-end audit adjustments, which will not be material in amount or significance in the aggregate.  The Pre-Signing Monthly Management Accounts have been prepared with reasonable care and attention from the accounting records of the Company and the Company Subsidiaries and have been prepared in all material respects on a basis consistent with past practice having regard to the purpose for which they were created and are accurate in all material respects and are not misleading in any material respect.

(b)      The books of account and other financial records of the Company and the Company Subsidiaries are true, complete and correct in all material respects, have been prepared and maintained in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and the Company Subsidiaries.

(c)      The books and other records of the Company and the Company Subsidiaries contain in all material respects all corporate action of the shareholders, directors and any board committees of the Company and the Company Subsidiaries.

(d)      The Company has devised and maintains a system of internal accounting controls sufficient in all material respects to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with U.S. GAAP consistently applied and (y) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general and specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.5           No Undisclosed Liabilities.  There are no Liabilities of the Company or the Company Subsidiaries other than Liabilities (a) reflected or reserved against on the Audited Year-End Financial Statements, including any notes thereto or (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 4.6           Taxes.  Except as set forth in Schedule 4.6 of the Disclosure Schedules:

(a)      All Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed (after taking into account all applicable extensions).

(b)      All such Tax Returns are complete and correct in all material respects.

(c)      Each of the Company and the Company Subsidiaries has paid or caused to be paid in full all Taxes shown as due on such Tax Returns and all Taxes owed by the Company and the Company Subsidiaries for which no return was required to be filed , or has made adequate provision for all Taxes in the Financial Statements.

(d)      No deficiency, adjustment or special adjustment for any Taxes has been or is expected to be asserted in writing, proposed in writing or assessed in writing against the Company or any of the Company Subsidiaries or any of their assets or properties, and the Company or any of the Company Subsidiaries knows of no grounds for any such deficiency, adjustment or special adjustment for any Taxes.

(e)      There are no examinations, audits currently in progress, pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.

(f)       There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of the Company Subsidiaries for any taxable period.

(g)      No power of attorney granted by or with respect to the Company or any of the Company Subsidiaries relating to Taxes is currently in force.

(h)      The Company has delivered or made available to Purchaser for inspection (i) complete and correct copies of all income Tax Returns for the calendar years 2008, 2009, and 2010, and (ii) complete and correct copies of rulings, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any of the Company Subsidiaries and relating to material Taxes for such taxable periods.

(i)       Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under any applicable Law, as a transferee or successor, by Contract, or otherwise.

(j)       There are no Encumbrances for Taxes upon any of the assets or properties of the Company or any of the Company Subsidiaries, other than for Taxes not yet due and payable.

(k)      No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction, and to the Knowledge of the Company, there is no basis for any such claim to be made.

(l)       The Company and the Company Subsidiaries have duly deducted, withheld, and timely paid to the appropriate Governmental Entities all Taxes required to be deducted, withheld, or paid in connection with amounts paid or owing to any Person.

(m)     The Company and the Company Subsidiaries have complied with all reporting and record keeping requirements with respect to Taxes, and have retained copies of all Tax Returns and all material documents relating to Taxes, including, without limitation, Tax payment certificates, Tax deduction approvals and Tax filing supporting documents.

(n)      Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, or has any obligation under, any Tax allocation or sharing agreement or similar Contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes.

(o)      All related party transactions conducted by the Company or any of the Company Subsidiaries have been conducted and are conducted at arm’s length, and have been properly documented and reported pursuant to applicable Law, including the transfer pricing Law of the relevant jurisdictions.

(p)      No financial subsidies or Tax incentives (including, without limitation, a reduction in a Tax rate, exemption from Tax or Tax refund) will be required to be repaid or clawed back after the Closing, as a result of any action taken or event occurring on or before the Closing Date (including, without limitation, entering into this Agreement and the Transaction).

Section 4.7           Litigation.  Except as set forth in Schedule 4.7 of the Disclosure Schedules, there is no action, claim, suit, investigation or other proceeding at law or in equity (collectively, the “Legal Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their assets, rights or properties that involves an amount in excess of US$150,000.  The Company is not, and none of the Company Subsidiaries are, subject to or in default under any Governmental Order.

Section 4.8           Compliance with Laws.  Except as set forth in Schedule 4.8 of the Disclosure Schedules, the businesses of the Company and each Company Subsidiary have not been for the period commencing three (3) years prior to the date of this Agreement, and are not being, conducted in violation of any applicable Law (including, but not limited to, applicable anti-bribery laws and the United States Foreign Corrupt Practices Act (“FCPA”) and none of the Company or any Company Subsidiary has received written notice from any Governmental Entity alleging that it is in violation of any Law or Governmental Order, except in each case for violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  None of the Company, any Company Subsidiary, nor any of their respective directors, directors, or employees or, to the Knowledge of the Company, any agent, representative, or any other person acting on behalf of the Company or any Company Subsidiary has, directly or indirectly, paid any bribe or kickback or otherwise offered or given anything of value to any officer, employee or any other person acting in an official capacity for any Governmental Entity, any political party or official thereof, or any candidate for public office (individually and collectively, a “Government Official”) for the purpose of influencing any act or decision of such Government Official, or otherwise securing any improper advantage, in order to assist the Company or a Company Subsidiary in obtaining or retaining business for or with, or directing business to, any person.  The Company and Company Subsidiaries maintain internal controls reasonably designed to identify violations of any Law and to ensure that all transactions involving the assets of the Company or any Company Subsidiary are properly authorized and recorded.  None of the Seller, the Company or any Company Subsidiary is a party to an action by any U.S. Governmental Authority arising from an alleged violation by any of them of any sanction administered by the Office of Foreign Asset Control of the United States Treasury Department (“OFAC Sanctions”).  None of the Company or any Company Subsidiary has made sales to or engaged in business activities with, or for the benefit of, a government, national, resident or legal entity of Cuba, Iran, Sudan, Myanmar, North Korea, Syria, Balkans, Belarus, Côte d’Ivoire, Democratic Republic of the Congo, Lebanon, Liberia, Libya, Somalia, Zimbabwe or any other country with respect to which U.S. persons, as defined in the OFAC Sanctions, are prohibited from doing business.

Section 4.9           Key Employees.  No officer of the Company or any Company Subsidiary or any of the Key Employees is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other Contract, agreement, understanding or any restrictive covenant relating to the right of any such officer or Key Employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company and the

Company Subsidiaries or relating to the use of trade secrets or proprietary information of others, and the continued employment of the officers of the Company and the Company Subsidiaries and the Key Employees does not subject the Company or any Company Subsidiary to any Liability to third parties.  Neither the Company nor any Company Subsidiary has received any communication from the former employer of an officer or Key Employee regarding such person’s existing or proposed role as a director, officer or employee of or consultant to the Company or any Company Subsidiary, regarding or indicating any alleged violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, non-competition agreement, or any other Contract, agreement, understanding or any restrictive covenant relating to the right of any such person to be employed by the Company or any Company Subsidiary because of the nature of the business conducted by the Company and the Company Subsidiaries or relating to the use of trade secrets or proprietary information of others.  The Company is not aware that any such officer or Key Employee intends to terminate his or her employment with the Company or the applicable Company Subsidiary, nor does the Company have any present intention to terminate the employment of any such officer or Key Employee.

Section 4.10         Labor

(a)      Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any labor or collectively bargaining agreement or contract, agreement or understanding with any labor union and no labor union has requested, sought or attempted to represent any employees, representatives or agents of the Company or any Company Subsidiary.  There is no existing, threatened or pending strike, work slowdown, lockout or other disputes involving any of the Company or the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries has experienced any such labor controversy for the period commencing three (3) years prior to the date of this Agreement.  Except as set forth in the Schedule 4.10 (a) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has complied with all applicable Law relating to employment, including but not limited to those related to wage, working time, overtime payment, the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity, health and safety, intern and labor agent, in all material respects; and there is no existing, threatened or pending dispute involving any of the Company or the Company Subsidiaries nor has any such dispute arisen for the period commencing three (3) years prior to the date of this Agreement and the Company is not aware of any circumstance which might give rise to such dispute.  Each of the employees of the Company and the Company Subsidiaries is subject to a written employment agreement with the Company or the applicable Company Subsidiary in full compliance with applicable Law.

(b)      Except as set forth in the Schedule 4.10 (b) of the Disclosure Schedule, the Company and each Company Subsidiary have completed the social insurance registration with the competent labor and social security authorities.  Except as set forth in the Schedule 4.10 (b) of the Disclosure Schedule, the Company and each Company Subsidiary have paid the contributions in full for the statutory social insurance and housing funds for all of their employees with whom the Company and each Company Subsidiary have entered into employment Contracts.

Section 4.11         Employee Benefit Plans.  Schedule 4.11 of the Disclosure Schedules contains a true and complete list of each Benefit Plan.  Neither the Company nor any Company Subsidiary maintains any Benefit Plant that is an equity incentive plan or equity arrangement for participation by its employees.  Employees of the Company and the Company Subsidiary have not entered into any collective bargaining agreements.  With respect to any Benefit Plan, (i) all Benefit Plans have been established, maintained and administered in compliance with their terms, social security, overtime payment, intern, and labor agent Laws, as well as any other applicable Laws, and except as set forth in Schedule 4.11 of the Disclosure Schedule, has so complied with all applicable Laws for a period of three (3) years prior to the date of this Agreement; (ii) all Benefit Plans that are required to be funded are fully funded, and with respect to all other Benefit Plans, adequate reserves have been established on the accounting statements of the applicable Company or Company Subsidiary; and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Benefit Plans.  No Seller has ever employed any of the persons engaged in the management and operation of the business of the Company or any Company Subsidiary and all such persons are employed by the Company and the Company Subsidiaries.

Section 4.12         Permits.  Except as set forth in Schedule 4.12 of the Disclosure Schedules, each of the Company and the Company Subsidiaries has all Permits that are necessary for it to conduct its operations in the manner in which they are presently conducted (collectively, “Company Permits”).  Each Company Permit is in full force and effect.  Except as set forth in Schedule 4.12 of the Disclosure Schedules, neither the Company nor any of the Company Subsidiaries is in material default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Company Permits and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity alleging that it is in violation of any Company Permit held by it.  No suspension or cancellation of any of the Company Permits is pending or threatened and no such suspension or cancellation will result from the transactions contemplated by this Agreement.  The Company and the Company Subsidiaries have kept all required records and have filed with Governmental Entities all required notices, supplemental applications and annual or other reports for the operations of the Company’s and the Company Subsidiaries’ business.

Section 4.13         Real Property

(a)      Neither the Company nor any Company Subsidiary owns any real property.  Schedule 4.13(a) of the Disclosure Schedules sets forth a list of all real property leased or subleased by the Company or any Company Subsidiary (the “Leased Real Property”) and sets forth the names of the parties thereto, the date of the lease or sublease and each amendment thereto (collectively, the “Lease Documents”).  True and complete copies of the Lease Documents have been made available to Purchaser.  Each of the Lease Documents is valid, binding and in full force and effect and neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material violation of or in material default thereunder.  No event has occurred or circumstance or condition exists, that (with or without notice, lapse of time or both) would reasonably be expected to (i) result in a material breach or material violation of or material default thereunder, (ii) give any party the right to cancel or accelerate payments thereunder or terminate or materially modify any Lease Document or (iii) give any party to any Lease Document or any property formerly leased by the Company, any Company Subsidiary or any of their predecessors the right to seek damages or other remedies that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)      Except as set forth in Schedule 4.13(b) of the Disclosure Schedules, the Company and each Company Subsidiary has valid leasehold interests in (or has analogous property rights under applicable Law) all Leased Real Property used by it.

(c)      None of the Company or any Company Subsidiary has received written notice of a proceeding in eminent domain proceedings affecting any of the Leased Real Properties.

Section 4.14         Personal Property.  The Company and the Company Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal property owned, used or held for use by them.  Except as set forth on Schedule 4.14 of the Disclosure Schedules, neither the Company’s nor any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for the Permitted Encumbrances.

Section 4.15         Environmental Matters.  Except as set forth in the Schedule 4.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has used Materials of Environmental Concern at any of the Leased Real Properties, or elsewhere, in a manner that has resulted in or could reasonably be expected to result in liability to any of them; to the Knowledge of the Company, no Materials of Environmental Concern are otherwise present at any Leased Real Property; and to the Knowledge of the Company, no Materials of Environmental Concern are present elsewhere under conditions or in circumstances that have resulted in or could reasonably be expected to result in liability to the Company or any Company Subsidiary, other than exceptions to any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of the Company, copies of any reports regarding any environmental assessment, audit or other review of any of the Leased Real Properties or any property formerly owned or leased by, or subject to license or similar agreement with, the Company or any Company Subsidiary or any of their predecessors, have been made available to Purchaser to the extent such reports are in the possession or control of the Company or any Company Subsidiary.

Section 4.16         Material Contracts.  Except as set forth in Schedule 4.16 of the Disclosure Schedules, none of the Company or any Company Subsidiary is a party to or obligated under:

(a)      any Contract which obligates the Company or any Company Subsidiary for payments in any future calendar year in excess of US$150,000, in the aggregate, and which is not terminable by the Company or the Company Subsidiaries without additional payment or penalty within ninety (90) days of delivery of notice of such termination,

(b)      any Contract which restricts the Company or any Company Subsidiary from engaging in any line of business or competing with any Person in any geographic region,

(c)      any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture which is not a wholly-owned subsidiary of the Company;

(d)      any Contract (other than among the Company Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of the Company Subsidiaries is mortgaged, pledged or otherwise subject to an Encumbrance or any Contract restricting the incurrence of Indebtedness or the incurrence of Encumbrances or restricting the payment of dividends;

(e)      any Contract entered into within three (3) years prior to the date hereof for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of US$150,000 and any term sheets or letters of intent in effect and not expired as of the date hereof, whether or not binding, relating to any of the foregoing in this clause (e);

(f)       other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Leased Real Properties, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of US$150,000 in the aggregate that has not been satisfied as of the date hereof;

(g)      any Contract to which the Company or any of the Company Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment that, in each case, could reasonably be expected to result in future payments of the Company or such Company Subsidiary of more than US$150,000 or any Contract relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or payment of an amount, in any such case, having a value of more than US$150,000;

(h)      any Contract for the employment of, or receipt of any services from, any director, officer or other employee on a full-time, part-time, consulting or other basis providing annual case compensation from the Company or any Subsidiary in excess of US$50,000;

(i)       any Contract which relates to any material Intellectual Property;

(j)       any Contract (other than Contracts reference in clause (a) through (k) of this Section 4.16) which by its terms call for payments by the Company and the Company Subsidiaries in excess of US$150,000;

(k)      any Contract with any Sellers or any current officer or director of the Company or any Company Subsidiary or any other Affiliates of the Company or any Company Subsidiary;

(l)       any Contract that requires a consent to or otherwise contains a provision relating to a “change of control’, or any Contract that would prohibit or delay the consummation of the transactions contemplated by this Agreement or that would trigger, give rise to, accelerate or augment any liabilities or terminate or modify any rights of the Company or any Company Subsidiary as a result of the consummation of the transactions contemplated hereby; or

(m)     all other Contracts which are material to the Company, any Company Subsidiary or the business of the Company and the Company Subsidiaries (the Contracts described in clause (a) through (m) of this Section 4.16 and those agreements set forth in Schedule 4.13 of the Disclosure Schedules together with all exhibits and schedules thereto collectively, the “Material Contracts”).

(i) Neither the Company nor any Company Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract, (ii) to the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in breach of or default (with or without notice, lapse of time or both) under the terms of any Material Contract and (iii) each Material Contract is a valid and binding obligation of the Company or the Company Subsidiary a party thereto and is in full force and effect assuming that each such Material Contract is a valid and binding obligation of the other party or parties to the Material Contract.  The Company has made available to Purchaser true and complete copies of all Material Contracts, including any amendment thereto.

Section 4.17         Intellectual Property.  Except as set forth in Schedule 4.17 of the Disclosure Schedules, (i) none of the Company or any Company Subsidiary has received any written notice of any pending or threatened claim that the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted infringes the Intellectual Property rights of any third party, (ii) such conduct does not materially infringe any such Intellectual Property rights, (iii) no Person is materially infringing the material Intellectual Property rights of the Company or any

Company Subsidiary; (iv) no Seller or Affiliate thereof is using any Intellectual Property rights that are the same as, or confusingly or substantially similar to, those used in the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted; (v) the Company and the Company Subsidiaries do not own any registrations or applications for Intellectual Property rights; (vi) all of the registrations and applications on such schedule are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable; (vii) all Persons who contributed to the creation or development of material proprietary Intellectual Property of the Company and the Company Subsidiaries have assigned to the Company in writing all of their rights therein; (viii) the Company and the Company Subsidiaries take all reasonable actions to protect their material Intellectual Property and the integrity, security and continued operation of their material software, networks and systems, and there have been no material violations, outages or interruptions of same; or (ix) no Person has the current or contingent right to access or possess any material source code of the Company or any Company Subsidiary or has actually done the foregoing.

Section 4.18         Insurance.  Set forth on Schedule 4.18 of the Disclosure Schedules is a list of all material policies of insurance under which any of the Company’s or any Company Subsidiary’s assets or business activities are covered.  True and complete copies of such insurance policies have been made available to Purchaser.  Except as set forth on Schedule 4.18 of the Disclosure Schedules, there is no claim by the Company or any Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) if not paid, would have a Material Adverse Effect.  With respect to each such insurance policy, except as set forth in Schedule 4.18 of the Disclosure Schedules, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) no notice of cancellation or termination has been received; (iv) to the Knowledge of the Company, no insurer of the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (v) the policy is sufficient for compliance with all requirements of Law and the express requirements of all Contracts to which the Company or the Company Subsidiaries are parties or otherwise bound.

Section 4.19         Brokers and Finders.  None of the Company or any Company Subsidiary has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee payable by the Company or any of the Company Subsidiaries in connection with any of the transactions contemplated by this Agreement.

Section 4.20         Absence of Certain Changes.  Except as set forth on Schedule 4.20 of the Disclosure Schedules, since the Balance Sheet Date, (i) (x) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (y) there has not been any fact, event, change, development, condition, occurrence or circumstances that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) there has not been any action, event or occurrence that would have required the consent of Purchaser pursuant to Section 6.5 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 4.21         Circular 75 Registration.  Except as set forth in Schedule 4.21 of the Disclosure Schedules, each present and former holder or beneficial owner of any share capital of the Company who is a “Domestic Resident” as defined in SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Resident (《关于境内居民通过境外特殊目的公司融资及返程投资外汇管理相关问题的通知[汇发2005(75)号]) issued by the State Administration of Foreign Exchange of the PRC (“SAFE”) on October 21, 2005 with effect from November 1, 2005 (“Circular 75”) and as supplemented by that certain implementing rule issued by SAFE on May 31, 2007 (known as Notice 106) and is subject to any of the registration or reporting requirements of Circular 75 (each, a “Circular 75 Security Holder”), has complied with such reporting and/or registration requirements under Circular 75 and any other applicable SAFE rules and regulations (collectively, the “SAFE Rules and Regulations”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as follows as of the date hereof and the Closing Date:

Section 5.1           Organization and Qualification.  Purchaser is duly organized as a Cayman Islands company limited by shares and validly existing under the laws of the Cayman Islands and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

Section 5.2           Authorization.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Purchaser and no other corporate proceedings of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by each Seller and the Company) this Agreement constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3           No Conflict.  The execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations under this Agreement or the consummation by Purchaser of the transactions contemplated hereby will not (i) violate any applicable Law to which Purchaser is subject, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate or cancel any contract or agreement to which Purchaser is bound or (iii) violate the Organizational Documents of Purchaser other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.4           Government Filings.  No Governmental Filings are required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except (a) the Competition Clearance, (b) those that become applicable as a result of the regulatory or corporate status of Sellers or their Affiliates, and (c) such other Governmental Filings, the failure of such other Governmental Filings to be made or obtained would not materially impair or delay Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5           Acquisition for Investment.  Purchaser is a sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Purchaser’s purchase of the Acquired Shares.  Purchaser can bear the economic risk of its investment in the Acquired Shares and can afford to lose its entire investment in the Acquired Shares.  Purchaser is acquiring the Acquired Shares for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Acquired Shares.

Section 5.6           Brokers and Finders.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Sellers or the Company in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

Section 5.7           Due Issuance of Consideration Shares.  The Purchaser Shares constituting the Consideration Shares have been duly authorized and, when issued and delivered to Sellers pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of Encumbrances, except for restrictions arising under the Securities Act, and upon delivery and entry into Purchaser’s register of members will transfer to Sellers good and valid title to the Purchaser Shares in accordance with this Agreement.

Section 5.8           Regulation S.  No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of Purchaser, any of its Affiliates or any person acting on its behalf with respect to any Purchaser

Shares that are not registered under the Securities Act; and all such persons have complied with the offering restrictions requirement of Regulation S.

ARTICLE VI

COVENANTS

Section 6.1           Publicity.  Except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by any Governmental Entity, prior to Closing, neither a Party nor any of its respective Affiliates shall, and Sellers shall cause the Company and the Company Subsidiaries to not, without the express written approval of the other Parties, make any press release or other public announcements concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by applicable Law or pursuant to any such listing agreement or rules of any national securities exchange or by any Governmental Entity, in which case the other Parties shall be advised and all the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 6.2           Confidentiality

(a)      Purchaser and its representatives shall treat all materials and information obtained in connection with this Agreement and the transactions contemplated hereby (including the terms and conditions of this Agreement) as confidential; provided, that Purchaser may make such disclosure as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by any Governmental Entity.  Purchaser shall be permitted to disclose this Agreement and any other agreements contemplated hereby in connection with any approvals, filings or registrations contemplated by this Agreement.

(b)      For a period from the date of this Agreement to the date that is three (3) years from and after the Closing Date, each Seller shall not and shall cause its officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers and employees of Purchaser or the Company or any of their respective subsidiaries, any confidential information of the Company and the Company Subsidiaries.

Section 6.3           Filings, Authorizations and CONSENTS

(a)      The Company, Sellers and Purchaser shall, as promptly as practicable, take all commercially reasonable actions required in order to obtain the Competition Clearance, including promptly making all filings with MOFCOM or other Governmental Entity under any applicable Antitrust Law, promptly providing all information requested or required in connection therewith, and promptly responding to all inquiries, and cooperate with each other in connection therewith, including, to the extent permitted by applicable Law, providing copies of any such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith.  Each of the Company and Sellers shall use its commercially reasonable efforts to furnish to Purchaser, and Purchaser shall use its commercially reasonable efforts to further to the Company and the Seller Representative, all such information and assistance as may reasonably be required in connection therewith.  Each of the Company and Sellers shall, to the extent permitted by applicable Law, promptly inform Purchaser, and Purchaser shall, to the extent permitted by applicable Law, promptly inform the Company and the Seller Representative, of any communications with (and provide copies of any written communications), and the status of any inquiries or requests for additional information from, MOFCOM or any other Governmental Entity and shall comply promptly with any such inquiry or request.  Each of the Company, Sellers and Purchaser shall use its commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Entity with respect to the Transaction under the PRC Antitrust Law and any other Antitrust Law.  Each such Party shall use its commercially reasonable efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby as promptly as practicable.

(b)         None of the Company or Seller shall independently participate in any formal meeting with MOFCOM or any other Governmental Entity in respect of any filings, investigation or other inquiry under any applicable Antitrust Law with respect to the Transaction without giving Purchaser prior notice of the meeting and, to the extent permitted by MOFCOM or such other Governmental Entity, the opportunity to attend and/or participate.  Purchaser shall not independently participate in any formal meeting with MOFCOM or any other Governmental Entity in respect of any such filings, investigation or other inquiry without giving the Company and the Seller Representative prior notice of the meeting and, to the extent permitted by MOFCOM or such other Governmental Entity, the opportunity to attend and/or participate.  Subject to applicable Law, the Company and Sellers shall consult and cooperate with Purchaser, and Purchaser shall consult and cooperate with the Company and the Seller Representative, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the PRC Antitrust Law or any other Antitrust Law.

Section 6.4           Commercially Reasonable Efforts.  Each Party shall use (and shall cause its Affiliates to use) commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in ARTICLE VII to be satisfied as promptly as practicable and to consummate in the most expeditious manner practicable, the transactions contemplated by this Agreement; provided, that notwithstanding anything to the contrary set forth herein, neither Party nor any of its respective Affiliates shall be required to sell, divest, hold separate, or otherwise dispose of any interest in any Person.

(a)      The Company, Sellers and Purchaser agree that, from time to time before and after the Closing Date, they will execute and deliver, and Sellers shall cause the Company and the Company Subsidiaries to execute and deliver such further instruments, and take, or cause their respective Affiliates to take, such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

(b)      None of the Parties shall take any action that would reasonably be expected to prevent or delay in any material respect the ability of any other Party to obtain the Competition Clearance or to consummate the transactions contemplated by this Agreement.

Section 6.5           Conduct Prior to Closing.  From the date of this Agreement until the earlier of Closing or the termination of this Agreement, except as (i) otherwise expressly required or provided herein, (ii) set forth in Schedule 6.5 of the Disclosure Schedules, (iii) required by applicable Law or Governmental Entity or (iv) consented to in writing by Purchaser in advance, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and Sellers shall cause the Company and each of the Company Subsidiaries to:

(a)      conduct its businesses in the ordinary and usual course in substantially the same manner as heretofore conducted and use reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors, employees and business associates;

(b)      maintain its books of account and records consistent with its past practice in all material respects;

(c)      not (i) amend its Organizational Documents other than amendments which are ministerial in nature; (ii) split, combine or reclassify its outstanding share capital; or (iii) repurchase, redeem or otherwise acquire any shares of its share capital or any securities convertible into or exchangeable or exercisable for any shares of its share capital;

(d)      not declare or pay any dividends on or make other distributions in respect of any of its share capital;

(e)      with respect to any present or former, director, officer or employee of the Company, not (i) enter into any employment or severance agreements or arrangements (except as may be required by the terms of any employment agreements existing on the date hereof or by applicable Law), (ii) increase compensation or benefits (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (iii) loan or advance any money or other property, or (iv) establish, adopt, enter into, amend or terminate any Benefit Plan or any plan, agreement, program, policy, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

(f)       not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its share capital, other than any issuance, sale or disposal, solely between the Company and any wholly-owned Company Subsidiary;

(g)      not incur any Indebtedness;

(h)      other than as set forth on Schedule 6.5(h) of the Disclosure Schedules, not make any commitments for or make capital expenditures in excess of US$500,000 in the aggregate;

(i)       not make any acquisition of, or investment in, assets or share interests of any other Person or entity;

(j)       not sell, assign, lease, license, allow to expire or lapse, encumber or otherwise dispose of any of its properties and assets, including Intellectual Property, other than (i) the sale of inventory or (ii) the disposition of used or excess equipment;

(k)      not make or change any Tax election, unless required by Law (in which case Sellers shall promptly notify Purchaser), settle or compromise any Tax liability other than in the ordinary course of business, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(l)       except as set forth in Schedule 6.5(l) of the Disclosure Schedules, not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transaction);

(m)     other than as set forth in Schedule 6.5(m) of the Disclosure Schedules, not (i) amend or modify any Material Contract in any material respect, (ii) fail to renew or terminate any Material Contract or (iii) enter into any Contract that would have been required to be set forth on Schedule 4.16 of the Disclosure Schedules had it been entered into prior to the date of this Agreement;

(n)      not subject to any Encumbrance any of its properties or assets, including Intellectual Property;

(o)      not cancel or compromise any debt or claim in excess of US$150,000 or waive or release any material right;

(p)      not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or make any loan, advance or capital contribution to or investment in any Person;

(q)      not change its accounting practices, except as required by U.S. GAAP;

(r)       not settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration, other than settlements or compromises of litigation, claims or arbitration that do not exceed US$150,000 in the aggregate and are reasonably expected to be paid at or following the Closing and do not involve any injunctive or other non-monetary relief or impose restrictions on its business or operations;

(s)       not commit to take any of the actions set forth in subsections (c)-(r) of this Section 6.5.

Section 6.6           Cooperation.  Prior to the Closing, the Company shall use reasonable best efforts, and shall cause the Company Subsidiaries to use reasonable best efforts, to provide to Purchaser all reasonable cooperation reasonably requested by Purchaser.

Section 6.7           Fees and Expenses

(a)      Transaction Expenses In General.  Except as provided in Section 6.7(b), whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including any fees and expenses of investment bankers, brokers, finders, counsel, advisors, experts or other agents, in each case, incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (whether payable prior to, at or after the Closing Date)) shall be paid by the Party incurring such expenses.

(b)      Other Transaction Expenses.  Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall pay fifty percent (50%) of the sum of (i) all stamp Taxes arising as a result of entering into this Agreement and the transfer of the Acquired Shares and (ii) any out-of-pocket fees, costs and expenses, including any filing fees, incurred in connection with obtaining the Competition Clearance (it being understood that payment of the Parties’ legal fees and expenses is the subject of Section 6.7(a)) and Sellers shall pay the remaining fifty percent (50%) in accordance with their respective Proportional Share.

Section 6.8           Notification.  Each Party shall notify the other Parties in writing immediately upon becoming aware of any fact or condition that would cause any condition set forth in ARTICLE VII not to be satisfied.

Section 6.9           Access to Information.  Prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, assets, businesses and operations of the Company and the Company Subsidiaries and such examination of the books and records of the Company and the Company Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice.  The Company shall, and shall cause its officers and employees and shall use its commercially reasonable efforts to cause the consultants, agents, accountants, attorneys and other representatives of the Company and the Company Subsidiaries to cooperate with, and promptly furnish any information requested by, Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business.  Subject to any confidentiality obligations to which the Company or any of the Company Subsidiaries is bound, in furtherance of the foregoing, the Company shall (and shall cause each of the Company Subsidiaries to) make available to Purchaser upon reasonable notice and during regular business hours the appropriate individuals for discussion of such entity’s business, properties and personnel as Purchaser or any of its officers, employees, and representatives (including its legal advisors and accountants) may reasonably request (it being understood that the Company or any of its Company Subsidiaries, as applicable, shall use commercially reasonable efforts to provide any such information in a manner that does not result in a violation of such confidentiality obligations, including by obtaining consents or entering into joint defense agreements).

Section 6.10         Pre-Closing Circular 75 Registration.  Prior to the Closing, each Person who (i) is a Circular 75 Security Holder and (ii) has failed to comply with the reporting and/or registration requirements under the SAFE Rules and Regulations shall, and the Company and Sellers shall use their respective best efforts to cause each Circular 75 Security Holder who has failed to comply with the reporting and/or registration requirements under the SAFE Rules and Regulations (collectively, the “Complying Circular 75 Security Holders”) to, comply with the reporting and/or registration requirements under the SAFE Rules and Regulations.  The Company and Sellers shall provide copies of any such report, filing or application to Purchaser prior to filing and consider all reasonable additions, deletions or changes suggested by Purchaser in connection therewith.  Each of the Company and Sellers shall keep Purchaser apprised of any communication with, and the status of any inquiries or requests for additional information from, SAFE in connection therewith.

Section 6.11         Tax Matters

(a)      Sellers shall duly and timely comply with any obligations imposed under Guoshuihan [2009] No. 698 (“Circular 698”), including any reporting obligations, and Sellers shall fully and timely make full payments of Taxes, including but not limited to capital gain Taxes or similar nature income Taxes, as required by the Governmental Entities after such reporting.

(b)      Sellers shall cause all Tax allocation agreements or Tax sharing agreements with respect to the Company or any of the Company Subsidiaries to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to the Company or any of the Company Subsidiaries on and after the Closing Date and that there shall be no further liabilities or obligations imposed on the Company or any of the Company Subsidiaries under any such agreements.

Section 6.12         Most-Favored Customer; Non-Solicitation

(a)      Each Seller hereby undertakes to the Company and Purchaser that the Seller will, and will procure that its Affiliates will

(i)      in the event that the Seller or any of its Affiliates intends to sell or dispose of solar-grade polysilicon ingots (“Product”), first offer to the Company and Purchaser the right to purchase the Product, and none of the Seller or its Affiliates may proceed with such sale or disposal to any third party, unless the terms of sale or disposal are not more favorable than those offered to the Company and Purchaser following the rejection of such offer by the Company or Purchaser; and

(ii)      if at any time during the term of a supply contract between the Seller and the Company and/or Purchaser (“Supply Contract”), the Seller or any of its Affiliates sells any Product to a comparable customer for less than the price of the Product (“Product Price”) then in force for that Product, it shall reduce the relevant Product Price to match the lower price for so long as the lower price is available (but for no longer) and shall refund the Company and/or Purchaser the difference between the Product Price and the lower price in respect of its purchases of the Product after the Seller or any of its Affiliates began charging the lower price. For the purposes of this clause, “comparable” means a customer that purchases products in substantially similar volumes as the Company and/or Purchaser on broadly similar terms and conditions.

(b)      For a period of three (3) years from the Closing Date, none of Sellers shall and each shall cause its respective Affiliates not to (i) solicit, entice, persuade or induce any of the senior employees of Purchaser, the Company or any of their respective subsidiaries to terminate his or her employment; (ii) solicit the employment of any such individual; or (iii) hire or engage, as an officer, employee, consultant, independent contractor or otherwise, any such individual, in each case without the prior written consent of Purchaser.  Nothing in this Section 6.12(b) shall prohibit any of the foregoing activities with respect to any individual who has been terminated by Purchaser, the Company or any of their respective subsidiaries without cause or who has not been employed by Purchaser, the Company or any of their respective subsidiaries during the ninety (90) days preceding any of such action by any Seller or its Affiliates after such individual’s resignation if neither Sellers nor any of their Affiliates has induced or attempted to induce such employee to leave the employ of such entity at any time prior to such termination or resignation.

(c)      The length of time for which any covenant contained in this Section 6.12 shall be in force shall not include any period of violation or any other period required for litigation during which Purchaser seeks to enforce such covenant.  In the event that any such covenant shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)      The covenants contained in this Section 6.12 are each independent of any other provision of this Agreement, and the existence of any claim which any party may allege against any other Party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants.  Sellers acknowledge that Purchaser is purchasing the Acquired Shares in reliance on the goodwill of the business and the covenants contained in this Section 6.12 are essential to the protection of Purchaser’s purchase and that Purchaser would not purchase the Acquired Shares but for these covenants.  Sellers (i) acknowledge and agree that the monetary damages for any material breach of this Section 6.12 would be inadequate, and (ii) agree and consent that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted in any action that may be brought to enforce any of the provisions of this Section 6.12.

Section 6.13         Post-Closing Circular 75 Registration.  Sellers shall cause each Person who is a Circular 75 Security Holder report and file with SAFE any change in the equity interests of the Company held by each of them, including the sale of all of their Acquired Shares as contemplated under this Agreement, as soon as practicable after the Closing and in any event within three (3) months after the Closing, in accordance with the requirements under the SAFE Rules and Regulations.

Section 6.14         Release.  For and in consideration of the covenants and promises set forth in this Agreement, and subject to and effective upon the Closing, each Seller, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and Affiliates (other than the Company and the Company Subsidiaries, the “Releasing Parties”), hereby fully and finally releases, acquits and forever discharges the Company, each Company Subsidiary and each of the Company’s and Company Subsidiary’s present and former direct or indirect partners, members and shareholders and the past and present officers, directors, partners, members, stockholders, trustees, shareholders, representatives, employees, agents, Affiliates, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, trustees, executors, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all actions, debts, claims, counterclaims, demands, liabilities, damages, causes of action, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims which relate to or arise out of such Releasing Party’s prior relationship with the Company or his rights or status as a shareholder, officer or director of the Company, except for claims arising under or pursuant to Section 9.2(c) of this Agreement.  Each

Seller hereby represents and warrants that it has adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth in this Section 6.14, and all other matters encompassed by this Section 6.14 to make an informed and knowledgeable decision with regard to this Section 6.14, and that it has independently and without reliance upon the Released Parties made its own analysis and decision to enter into this Agreement.  Each Seller further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to any and all claims released in this Section 6.14.  Each Seller acknowledges that it has had the benefit of advice of competent legal counsel with respect to its decision to enter into the release provided for in this Section 6.14.  Each Seller further acknowledges that the consideration payable to him pursuant to this Agreement provides good and sufficient consideration for the releases set forth in this Section 6.14.  This Section 6.14 is intended to benefit each of the Released Parties and their respective heirs and personal representatives, each whom shall be entitled to enforce the provisions hereof.

Section 6.15         Intra-Group Payables and Intra-Group Receivables.  Prior to Closing, the Company shall, and each Seller shall cause the Company to, settle substantially all Intra-Group Payables and Intra-Group Receivables in a manner to be reasonably agreed by Purchaser in writing.

Section 6.16         Minimum Net Cash Balance.  The Company shall, and each Seller shall cause the Company to, have on hand a Net Cash Balance of at least US$ 10,000,000 as operating cash required for the daily operation of the Company (the "Minimum Net Cash Balance" ) as of the Closing Date.

ARTICLE VII

CONDITIONS OF CLOSING

Section 7.1           Conditions to Obligations of Sellers and Purchaser.  The respective obligations of Sellers and Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver by each of the Parties, to the extent legally permissible, on or prior to the Closing Date of each of the following conditions:

(a)      there shall not be any Law in effect making illegal the consummation of the transactions contemplated hereby, and there shall not be any Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby; and

(b)      the Competition Clearance shall have been obtained without imposing any restrictions or conditions on the businesses of either Purchaser or the Company and be in full force and effect.

Section 7.2           Additional Conditions to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this

Agreement is subject to the fulfillment or waiver by Purchaser, on or prior to the Closing Date, of each of the following conditions:

(a)      (i) The representations and warranties set forth in Section 3.2 (Ownership of Acquired Shares), Section 4.3 (Capitalization), Section 4.13 (Real Property) (without regard to any “material,” “Material Adverse Effect” or other materiality qualifier), Section 4.16 (Material Contracts), Section 4.20 (Absence of Certain Changes) (without regard to any “material,” “Material Adverse Effect” or other materiality qualifier) and Section 4.21 (Circular 75 Registration) shall be true and correct on and as of the Closing Date, (ii) the representations and warranties set forth in Section 3.3 (Authorization) and Section 4.2 (Authorization) shall be true and correct on and as of the Closing Date in all material respects, (iii) the other representations and warranties of the Company set forth in this Agreement (without regard to any “material,” “Material Adverse Effect” or other materiality qualifier) shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), and (iv) the other representations and warranties of Sellers set forth in this Agreement shall be true and correct on and as of the Closing Date in all material respects; provided, however, that in the event of a breach of a representation and warranty of the type described in this Section 7.2(a)(iii) by the Company, the condition set forth in this Section 7.2(a)(iii) shall be deemed satisfied unless the failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had, would have, or would reasonably be expected to have, a Material Adverse Effect;

(b)      The Company and Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them respectively on or prior to the Closing Date;

(c)      Purchaser shall have received a certificate of an executive officer of each of the Company and Sellers that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied;

(d)      From and after the date hereof, there shall have been no change, event, effect or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(e)      Purchaser shall have received the closing deliverables set forth in Section 2.4(b);

(f)       Purchaser shall have received satisfactory evidence that each Complying Circular 75 Security Holder has complied with the reporting and/or registration requirements under the SAFE Rules and Regulations; and

(g)      Purchaser shall have received satisfactory evidence that the Company Transaction Expenses due and payable on or prior to the Closing Date have been paid.

Section 7.3           Additional Conditions to Obligations of Sellers.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver by the Seller Representative, on or prior to the Closing Date, of each of the following conditions:

(a)      The representations and warranties of Purchaser set forth in ARTICLE V shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except where any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby;

(b)      Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date; and

(c)      The Company shall have received a certificate of an executive officer of Purchaser that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)      by mutual written consent of the Seller Representative and Purchaser;

(b)      by either the Seller Representative or Purchaser if Closing shall not have occurred on or before the Outside Date or is not capable of being completed by such date (including because the Competition Clearance has been denied or the application for the Competition Clearance has not been accepted); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to such Party if the material breach by such Party of this Agreement shall have been the principal cause of the failure of Closing to occur on or prior to such date;

(c)      by either the Seller Representative or Purchaser if there shall be a Law in effect making illegal the consummation of the transactions contemplated hereby, or there shall be a final and non-appealable Governmental Order in effect prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to such Party if the material breach by such Party of this Agreement shall have been the principal cause of such Law or Governmental Order;

(d)      by Purchaser if there shall have been (i) a material breach of any of the representations and warranties of any Seller or the Company set forth in this Agreement, which breach would cause the condition set forth in Section 7.2(a) not to be satisfied, or (ii) a material breach of any of the covenants or agreements on the part of any Seller or the Company set forth in this Agreement, which breach would cause the condition set forth in Section 7.2(b) not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by Sellers or the Company by the Outside Date); or

(e)      by the Seller Representative if there shall have been (i) a material breach of any of the representations and warranties of Purchaser set forth in this Agreement, which breach would cause the condition set forth in Section 7.3(a) not to be satisfied, or (ii) a material breach of any of the covenants or agreements on the part of Purchaser set forth in this Agreement, which breach would cause the condition set forth in Section 7.3(b) not to be satisfied (and, in the case of either (i) or (ii) above, such breach is not cured within fifteen (15) days after receipt of written notice thereof or is incapable of being cured by Purchaser by the Outside Date).

Section 8.2           Effect of Termination.  In the event of termination of this Agreement by a Party pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating Party to the other Parties, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties and there shall be no liability on the part of Sellers or Purchaser; provided, that no such termination shall (i) relieve either Party from liability for fraud or any willful or intentional breach of any provision of this Agreement prior to such termination, or (ii) relieve any Party of their obligations under Section 6.1 (Publicity), Section 6.2 (Confidentiality), Section 6.7 (Fees and Expenses), this ARTICLE VIII (Termination) or ARTICLE X (Miscellaneous) (other than Section 10.17 (Waiver and Termination of Existing Shareholders Agreement)).

ARTICLE IX

LIMITS OF LIABILITY AND INDEMNIFICATION

Section 9.1           Survival of Representations and Warranties.  Except as expressly provided in subsections (a)-(d) in this Section 9.1, representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date (the “Expiration Date”):

(a)      the representations and warranties of (x) Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Ownership of Acquired Shares), Section 3.3 (Authorization) and Section 3.7 (Brokers and Finders), (y) the Company set forth in Section 4.1(a) (Organization and Qualification), Section 4.2 (Authorization), Section 4.3 (Capitalization) and Section 4.19 (Brokers and Finders) and (z) Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2

(Authorization) and Section 5.6 (Brokers and Finders) shall survive the Closing indefinitely;

(b)      the representations and warranties set forth in Section 4.6 (Taxes) and Section 4.11 (Employee Benefit Plans) shall survive the Closing until the close of business on the sixtieth (60th) day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof);

(c)      the representations and warranties set forth in Section 4.15 (Environmental Matters) shall survive the Closing until the third (3rd) anniversary of the Closing Date; and

(d)      the covenants and agreements of the Parties contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.

No claim or cause of action arising out of the inaccuracy or breach of any warranty, covenant or agreement of Sellers or Purchaser may be made following the termination of the applicable survival period referred to in this Section 9.1.  The Parties intend to shorten the statutory limitations and agree that, after the Closing Date, with respect to Sellers and Purchaser, any claim or cause of action against any of the Parties, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or representatives based upon, directly or indirectly, any of the warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement may be brought only as expressly provided in this ARTICLE IX.

Section 9.2           Indemnification

(a)      Indemnification by Sellers for Company Breaches.  From and after the Closing, each Seller shall, jointly and severally, indemnify Purchaser and its Affiliates (including the Company and the Company Subsidiaries) and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against Losses arising out of or relating to:

(i)      a breach of any representation or warranty made by the Company contained in ARTICLE IV of this Agreement (other than that relating to Taxes);

(ii)     a breach of any covenant or obligation to be performed by the Company under this Agreement (other than that relating to Taxes);

(iii)     a lease agreement between SSV and 华电亿力 dated January 1, 2011;

(iv)     the failure of SSV to enter into written employment contracts with its employees in full compliance with the PRC Employment Contract law or any other applicable law and regulations;

(v)     any breach of SSV’s legal obligations to its employees in relation to social security payment and the Housing Provident Fund;

(vi)     the failure of SSV to obtain verification reports of installation of environmental facilities in relation to its quartz crucibles production project and the related projects;

(vii)    the failure of SSV to obtain all necessary permits required for pollution and waste discharge at any and all of its production facilities;

(viii)   that SSV is not released from any and all of its obligations under the contract of guarantee between SSV and the Hebei Branch of the Bank of Communications at Closing;

(ix)     the renewal of SSV’s Customs Declaration Registration Certificate for Consignees or Consignors of Imports or Exports.

(b)      Indemnification by Sellers for Seller’s Breaches.  From and after the Closing, each Seller shall indemnify the Purchaser Indemnitees from and against all Losses arising out of or relating to:

(i)      a breach of any representation or warranty made by such Seller contained in ARTICLE III of this Agreement; or

(ii)      a breach of any covenant or obligation to be performed by such Seller under this Agreement.

(c)      Indemnification by Purchaser.  From and after the Closing, Purchaser shall indemnify each Seller and their respective Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against all Losses, arising out of or relating to:

(i)      a breach of any representation or warranty made by Purchaser contained in ARTICLE V of this Agreement; or

(ii)     a breach of any covenant or obligation to be performed by Purchaser under this Agreement.

Notwithstanding anything to the contrary in this Agreement, for purposes of the indemnification provisions in Section 9.2(a)(i), Section 9.2(b)(i) and Section 9.2(c)(i), the calculation of any Losses and the determination of whether a breach has occurred shall be made without giving effect to any “Material Adverse Effect” qualification or any materiality or similar qualification contained in the representations and warranties contained herein.

(d)      Procedures Relating to Indemnification.

(i)      Any party seeking indemnification under this Section 9.2 (an “Indemnified Party”) shall promptly give the party from whom indemnification is being sought (an “Indemnifying Party”) notice (a “Claim Notice”) of any matter which such Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure.  With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Claim Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim.  If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by pursuant to Section 10.3

(ii)      The obligations and liabilities of an Indemnifying Party under this Section 9.2 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Section 9.2 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice and a copy of the papers served with respect to such claim (if any); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled, but not obligated, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of the notice furnished by the Indemnified Party pursuant to the first sentence of this Section 9.2(d)(ii) provided, however, that in the event the Indemnifying Party assumes and controls the defense of such Third Party Claim, the Indemnified Party may, at its sole cost and expense, participate in the defense of such Third Party Claim; provided, further, that if counsel to the Indemnified Party advises such Indemnified Party in writing that the Third Party Claim involves a conflict of interest (other than one of a monetary nature) that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together).  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, it will keep the Indemnified Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, it will keep the Indemnifying Party reasonably informed of progress of the defense of such Third Party Claim, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party; provided, however, the Indemnified Party shall not, without the consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned), settle or compromise any such Third Party Claim or consent to the entry of any judgment in respect of such Third Party Claim.  The rights of any Indemnifying Party shall be subrogated to any right of action (including indemnification, cross-claims and counterclaims) that the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.  The Indemnifying Party shall not, without the written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned), (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or (ii) settle or compromise any Third Party Claim in any manner that may adversely affect the Indemnified Party other than as a result of money damages or other money payments.

Section 9.3           Limitations on Claims

(a)      Maximum Liability.  Notwithstanding anything in this Agreement to the contrary, but subject to the limitations set forth in Section 9.1, the rights of any Purchaser Indemnitee or Seller Indemnitee under Section 9.2 shall be subject to the following limitations:

(i)      A Purchaser Indemnitee shall not be entitled to receive payment pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) (x) in respect of any individual claim for Losses if such individual claim does not exceed US$50,000 (an “Excluded Claim”) and (y) unless and until the aggregate amount of all Losses incurred by all Purchaser Indemnitees and which are determined to be indemnifiable based upon, arising out of or resulting from the breach of any of the representations or warranties of the Company and Sellers exceeds the Liability Basket Threshold, in which event a Purchaser Indemnitee shall be entitled to the entire amount of such Losses; provided, however, that no Excluded Claim shall be taken into account for purposes of determining whether the Liability Basket Threshold has been met or exceeded; provided, further, that the Excluded Claim and the Liability Basket Threshold limitations shall not apply to Losses related to a breach of any of the representations and warranties of (x) Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Ownership of Acquired Shares), Section 3.3 (Authorization) and Section 3.7 (Brokers and Finders) and (y) the Company set forth in Section 4.1(a) (Organization and Qualification), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.11 (Employee Benefit Plans), Section 4.19 (Brokers and Finders) and Section 4.21 (Circular 75 Registration) (collectively, the “Company Excluded Reps”).  A Seller Indemnitee shall not be entitled to receive payment pursuant to Section 9.2(c)(i) (x) in respect of any individual claim for Losses if such individual claim is an Excluded Claim and (y) unless and until the aggregate amount of Losses incurred by all Seller Indemnitees and which are determined to be indemnifiable based upon, arising out of or resulting from the breach of any of the representations or warranties of Purchaser exceeds the Liability Basket Threshold, in which event a Seller Indemnitee shall be entitled to the entire amount of such Losses; provided, however, that no Excluded Claim shall be taken into account for purposes of determining whether the Liability Basket Threshold has been met or exceeded; provided, further, that the Excluded Claim and the Liability Basket Threshold limitations shall not apply to Losses related to a breach of any of the representations and warranties of Purchaser set forth in

Section 5.1 (Organization and Qualification), Section 5.2 (Authorization) and Section 5.6 (Brokers and Finders) of this Agreement (collectively, the “Purchaser Excluded Reps”; and, together with the Company Excluded Reps, the “Excluded Reps”).

(ii)      (A) The maximum aggregate amount of Losses for which Sellers shall be liable pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) (other than with respect to the Company Excluded Reps), and for which Purchaser shall be liable pursuant to Section 9.2(c)(i) (other than with respect to the Purchaser Excluded Reps), shall in each case be an amount equal to seventy-five (75) percent of the Final Purchase Price (the “Cap”) and (B) the maximum aggregate amount of Losses for which Sellers shall be liable pursuant to (w) Section 9.2(a)(i) or Section 9.2(b)(i) solely with respect to the Company Excluded Reps and (x) Section 9.2(a)(ii) or Section 9.2(b)(ii), and for which Purchaser shall be liable pursuant to (y) Section 9.2(c)(i) solely with respect to the Purchaser Excluded Reps and (z) Section 9.2(c)(ii), shall in each case be an amount equal to the Final Purchase Price (the “Purchase Price Cap”).  For the avoidance of doubt, the rights of any Purchaser Indemnitee for Losses pursuant to Section 9.2(a)(iii) and Section 9.4 shall not be limited by the provisions in Section 9.3(a)(i) or this Section 9.3(a)(ii) and shall be fully reimbursable and any amounts paid in connection with any claims for such Losses shall not be used in determining whether the Liability Basket Threshold, Cap or Purchase Price Cap has been met.

(b)      Additional Limitations.

(i)      The amount of any Losses incurred by any Indemnified Party shall be reduced by the net amount such Indemnified Party or any of its Affiliates recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses (other than any Party).  Such Indemnified Party shall use reasonable best efforts to effect any such recovery.

(ii)     Any liability under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one warranty, covenant or agreement.

(iii)     No Party shall be entitled to recover the same Losses or obtain payment, reimbursement or restitution for the same expenses more than once in respect of any inaccuracy or breach of any provision of this Agreement.  No liability shall attach to any Party under this Agreement to the extent the subject thereof has otherwise been made good or is compensated for.

(iv)     No matter shall be the subject of a claim to the extent that adequate allowance, provision or reserve in respect of the Losses arising out of or relating to such matter shall have been expressly made in the Financial Statements.

(c)      Limitation of Remedies.

(i)      Except for the warranties set forth in this Agreement or any other agreements contemplated by this Agreement or in any certificate or other writing delivered pursuant hereto and thereto, none of Sellers nor its Affiliates nor any of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives, makes or has made, and each Seller and its Affiliates and all of their respective directors, officers, employees, subsidiaries, controlling persons, agents or representatives hereby negate and disclaim, any other warranty, written or oral, statutory, express or implied, concerning the Acquired Shares, the business, assets or liabilities of any of the Company, any Company Subsidiary or the transactions contemplated hereby.  Without limiting the generality of the foregoing, warranties and covenants contained herein made by or on behalf of a Party are made solely and exclusively by or on behalf of a Party and not by or on behalf of such Party’s representatives (including employees) or any other person.  The provisions of this Section 9.3(c)(i) are intended to be for the benefit of, and be enforceable by, the respective Affiliates of Sellers, and directors, officers, employees, subsidiaries, controlling persons, agents and representatives of Sellers and their Affiliates.

(ii)      Except to the extent provided in Section 10.13 (Specific Performance), from and after Closing, the rights expressly provided for in this ARTICLE IX shall be the exclusive remedies of the Parties and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach or inaccuracy of any warranty or breach of or noncompliance with any covenant or agreement contained in this Agreement and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever (including under statute, regulation, common law, in equity or for negligence) in respect thereof, all of which the Parties hereto hereby waive to the fullest extent permitted by law; provided, however, that neither this Section 9.3 nor Section 9.1 shall limit the rights of any Purchaser Indemnitee for Losses in the event and to the extent of any fraud by any Seller in connection with this Agreement.  For purposes of this subsection, the term “fraud” when used with respect to any particular Seller shall mean any common law fraud or any fraudulent or intentional breach of, or active concealment with respect to, any representations or warranties made by such Seller in this Agreement (but expressly not with respect to any representation or warranty of any other Seller or the Company unless said

Seller had knowledge of or active participation in such other Seller’s or the Company’s fraud, fraudulent or intentional breach, or active concealment).

Section 9.4           Tax Indemnity.  Sellers shall, jointly and severally, indemnify and hold harmless the Purchaser Indemnitees and hold them harmless from any and all Losses in respect of:

(a)      any and all liability for Taxes with respect to any taxable period of the Company or any of the Company Subsidiaries (or any predecessors) for all taxable periods ending on or before the Closing Date and with respect to any taxable period that begins on or before and ends after the Closing Date, for the portion thereof ending on the Closing Date;

(b)      any and all liability for Taxes of Sellers or any other Person (other than the Company or any of the Company Subsidiaries) which is or has ever been affiliated with the Company or any of the Company Subsidiaries or with whom the Company or any of the Company Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date;

(c)      any breach of (i) any representation or warranty contained in Section 4.6 (Taxes), and (ii) any covenant or agreement set forth in Section 6.5(k) (Conduct Prior to Closing) and Section 6.11 (Tax Matters);

(d)      any and all liability for Taxes imposed pursuant to Circular 698 in connection with the Transaction;

(e)      any and all liability for Taxes resulting from any transactions set forth on Schedule 6.5(l) of the Disclosure Schedules; and

(f)       any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts (whether or not written) to which the Company or any of the Company Subsidiaries was obligated, or was a party, on or prior to the Closing Date.

Notwithstanding anything in this Agreement to the contrary, with respect to Taxes, this Section 9.4 shall be the sole and exclusive remedies of the Parties and Section 9.2(a) shall not apply to any claims for Taxes made pursuant to this Section 9.4.

Section 9.5           Purchase Price Adjustment.  The Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by applicable Law.

ARTICLE X

MISCELLANEOUS

Section 10.1         Assignment; Binding Effect.  This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all the Parties; provided, however, that Purchaser may assign its rights and obligations under this Agreement, including without limitation rights and obligations of Purchaser to acquire the Acquired Shares, to its wholly-owned subsidiary without the other Parties’ prior written consent; provided, that no such assignment shall otherwise vary or diminish any of Purchaser’s obligations under this Agreement and that Purchaser shall be jointly and severally liable with such wholly-owned subsidiary for the performance of its obligations hereunder.  Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.2         Choice of Law.  This Agreement and all Disputes shall be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflict of law.

Section 10.3         Dispute Resolution

(a)      Any dispute, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof or the transactions contemplated hereby (a “Dispute”) shall be finally resolved in accordance with the procedures set forth herein.  In the event that a Party notifies another of a Dispute in writing and resolution of such Dispute cannot be reached through consultation within 60 days of receipt of notice of such Dispute, then such Dispute shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and shall be finally resolved by arbitration by three arbitrators pursuant to the HKIAC Administered Arbitration Rules then in effect (the “Rules”) except as amended by this Agreement.  The seat of arbitration is Hong Kong, and any arbitration proceedings (including but not limited to the arbitral award) shall be in the English language.

(b)      Sellers and Purchaser shall each be entitled to nominate one arbitrator in accordance with the Rules.  The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by the two arbitrators nominated by the parties respectively within twenty (20) days of the confirmation by the HKIAC of the nomination of the second arbitrator.  Any arbitrator not timely nominated shall be appointed by the HKIAC in accordance with the Rules.

(c)      The arbitral award shall be final and binding upon the Parties and may be entered and enforced in and enforced by any court having jurisdiction.

(d)      Any arbitration costs (including the fees and expenses of the HKIAC, the arbitrators and reasonable attorneys’ fees and expenses) shall be paid as directed and as fixed by the arbitral tribunal.  If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses and legal fees, including any additional litigation or arbitration costs that are incurred by the Party seeking enforcement of the award.

Section 10.4         Notices.  All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

If to Purchaser, to:

Mr. Jian Xie
JA Solar Holdings Co., Ltd.
7/F, 36 Jiang Chang San Road, Zha Bei,
Shanghai, 200436
China

with copies, which shall not constitute notice, to:

Mr. Peter Huang
Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing, 100004
China

If to the Company, to:

Mr. Huimin (Hugo) Xia
Shanghai Jinglong Capital Co., Ltd.
5/F, 36 Jiang Chang San Road, Zha Bei,
Shanghai, 200436
China

If to the Seller Representative, to:

Mr. Huimin (Hugo) Xia
Shanghai Jinglong Capital Co., Ltd.
5/F, 36 Jiang Chang San Road, Zha Bei,
Shanghai, 200436
China

Section 10.5         Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 10.6         Entire Agreement.  This Agreement (including the Exhibits) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter; provided, however, this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and this Agreement.

Section 10.7         Interpretation

(a)      When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit of or to this Agreement unless otherwise indicated.

(b)      Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)      Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(d)      Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(e)      References in this Agreement to “dollars,” or “US$” are to U.S. dollars, the legal currency of the United States of America; and references in this Agreement to “RMB” are to Renminbi, the legal currency of the PRC.

(f)       This Agreement was prepared jointly by the Parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 10.8         Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by all the Parties.  Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.9         Third-Party Beneficiaries.  Save as provided in Section 6.14 and ARTICLE IX, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 10.10       Immunity.  To the extent that Purchaser may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before the making of a judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to Purchaser or its assets or revenues, Purchaser agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

Section 10.11       Right of Set-Off.  Each Party hereto, for itself and its successors and permitted assigns, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Party or any of its successors and permitted assigns has or may have with respect to the payment of the Estimated Purchase Price or any Adjustment Amount (in the case of Purchaser) or any other payments to be made by such Party pursuant to this Agreement or any other document or instrument delivered by such Party in connection herewith; provided, however, that Purchaser may set off any payment due from any Seller under this Agreement against any payments owed to such Seller pursuant to this Agreement.

Section 10.12       No Right to Rescind or Terminate.  Except as expressly provided for in this Agreement, Purchaser shall not be entitled to rescind or terminate this Agreement, whether before or after Closing.  Nothing in this Section 10.12 shall operate to limit or exclude any liability for fraud.

Section 10.13       Specific Performance.  The Parties agree that if Sellers or the Company should fail to perform under any of the provisions of this Agreement in accordance with their specific terms or otherwise breach any of the provisions of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.  Seller and the Company hereby waive the defense that there is an adequate remedy at law.  In no event shall Sellers, the Seller Representative or the Company be entitled to seek specific performance with respect to any of Purchaser’s obligations arising under this Agreement.

Section 10.14       Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 10.15       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all of the Parties are not signatory to the original or the same counterpart.  For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 10.16       Seller Representative

(a)      Each Seller hereby irrevocably appoints the Original Seller Representative as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the transactions contemplated by this Agreement, including the transfer of the Acquired Shares set forth on Exhibit B attached hereto next to such Seller’s name to Purchaser, in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, including in connection with any indemnification matters pursuant to ARTICLE IX, and to execute all such documents, as such Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)      to take all action necessary or desirable in connection with the waiver of any condition to the obligations of Sellers to consummate the transactions contemplated by this Agreement;

(ii)     to negotiate, execute and deliver all ancillary agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);

(iii)     to terminate this Agreement if Sellers are entitled to do so in accordance with the terms and provisions of this Agreement;

(iv)     to give and receive all notices and communications to be given or received by such Seller under this Agreement and to receive service of process on behalf of such Seller in connection with any claims under this Agreement, including service of process in connection with arbitration;

(v)     to take all actions under this Agreement which may be taken by such Seller and to do or refrain from doing any further act or deed on behalf of such Seller which the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present; and

(vi)     to act for such Seller with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of such Seller any indemnification claim by or against such Seller.

(b)      Provided that the Seller Representative uses commercially reasonable efforts to distribute all amounts received by it hereunder to Sellers in accordance with the terms and conditions of this Agreement, the Seller Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful breach or gross negligence.  The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).  In no event shall Purchaser or the Company or any of their Affiliates, have any liability to any Seller for any action taken or omission to act by the Seller Representative.

(c)      Sellers agree, severally but not jointly, to indemnify (on a pro rata basis based upon such Seller’s Proportional Share) the Seller Representative for, and to hold the Seller Representative harmless against, any loss, liability or expense incurred without willful breach, gross negligence or bad faith on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out its duties under this Agreement, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto.  The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.  The Seller Representative shall not be entitled to any fees, commissions or other compensation for acting as the Seller Representative.

(d)      If the Original Seller Representative resigns in writing as Seller Representative or otherwise becomes unable to serve as Seller Representative, a majority of Sellers may designate as a successor Seller Representative any other Person with the prior written consent of Purchaser (the “Successor Seller Representative”).  If for any reason no Successor Seller Representative has been appointed within thirty (30) days of such resignation or inability to serve by the Original Seller Representative, then any Seller or Purchaser shall have the right to petition a court of competent jurisdiction for appointment of a Successor Seller Representative.  Upon written acceptance by such Successor Seller Representative to serve as Seller Representative, such Successor Seller Representative shall thereupon succeed to and become vested with all of the powers and duties and obligations of the Original Seller Representative without further act.  Notwithstanding any replacement of the Original Seller Representative hereunder, the provisions of this Section 10.16 shall continue in effect for the benefit of the Original Stockholder Representative with respect to all actions taken or omitted to be taken by it while acting as Stockholder Representative.

(e)      Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement, all of which actions and omissions shall be legally binding upon Sellers.  No party hereunder shall have any cause of action against Purchaser to the extent Purchaser has relied upon decisions and actions of the Seller Representative.

(f)       The grant of authority to the Seller Representative provided for in this Section 10.16, (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any of Sellers, and (ii) shall survive the Closing.

(g)      All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and/or termination of this Agreement.

Section 10.17       Waiver and Termination of Existing Shareholders Agreement.  Each Seller waives any right he or it may have under the existing memorandum and articles of association of the Company and any shareholders agreement dated (the “Existing Shareholders Agreement”) with respect to the transactions contemplated by this Agreement.  Each Seller agrees that simultaneous with the Closing the Existing Shareholders Agreement shall terminate and be of no further force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

JINGLONG GROUP CO., LTD.

By:	/s/ Jia Erying
	Name:	Jia Erying
	Title:	Authorised Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

HUANG CHIN TIEN

By:	/s/ Huang Chin Tien

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

SILVER AGE HOLDINGS LIMITED

By:	/s/ Jia Erying
	Name:	Jia Erying
	Title:	Authorised Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

JA SOLAR HOLDINGS CO., LTD.

By:	/s/ Peng Fang
	Name:	Peng Fang
	Title:	Chief Executive Officer

[Signature Page to Share Purchase Agreement]

Exhibit A
Disclosure Schedules

Disclosure Schedule
to the Share Purchase Agreement
by and among Jinglong Group Co., Ltd. (“Jinglong BVI”), Huang Chin Tien,
Silver Age Holdings Limited (the “Company”)
and
JA Solar Holdings Co., Ltd. (the “Purchaser”)

Dated as of July 1, 2011 (the “Signing Date”)

To be updated and supplemented as of the Closing Date

1.
Capitalized terms used in the following schedule (the “Disclosure Schedule”) but not otherwise defined shall have the meanings ascribed to such terms in that certain Share Purchase Agreement by and among Jinglong BVI, Huang Chin Tien, the Company, and the Purchaser (the “SPA”) to which this Disclosure Schedule is attached.  Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the SPA.

2.
The Disclosure Schedule may include certain information that is provided solely for informational purposes for the convenience of the Purchaser.  The Purchaser acknowledges that the disclosure by the Company of any information in the Disclosure Schedule shall not, by itself, be deemed to constitute an acknowledgement by the Company that the information is required to be disclosed by the terms of the SPA or that the information is material.

3.
Items, information and other matters disclosed under one section of the Disclosure Schedule shall be deemed to be disclosed for all purposes under any other section of the Disclosure Schedule. Cross-references are for the convenience of reference only and shall not limit the provisions hereof or the scope of the disclosures made herein.

4.
Headings and text in italics have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description of the disclosures required by SPA.

Schedule 4.3 (b)

Capitalization

Company Subsidiaries

Name of Company Subsidiary	Jurisdiction of Formation	Authorized Share Capital or Approved Registered Capital	The Number of Its Issued and Outstanding Share Capital or the Registered Capital that Has Been Paid	The Share Interests that Are Wholly Owned, Directly or Indirectly, by the Company
Full Shine Holdings Limited	HK	HKD 10,000	HKD 10,000	100%
Solar Silicon Valley Electronics Science and Technology Co., Ltd.	PRC	USD 36,985,798	USD 36,985,798	100%

Schedule 4.3 (d)

No Other Obligations

None

Schedule 4.3 (e)

Indebtedness

SSV

1.
Pursuant to a Guarantee Contract between SSV and Youyi South Street Branch of Hebei Bank Co., Ltd. (“Hebei Bank”) as of September 15, 2010, SSV takes joint guarantee liability with Jinglong Industrial (Group) Co., Ltd.  (“Hebei Jinglong”) with respect to Hebei Bank’s loan at an amount of RMB 50,000,000 to Hebei Jinglong.  The performance period for main debt guaranteed under the Guarantee Contract is from September 19, 2010 to September 15, 2011.  The performance period for SSV’s guarantee responsibilities is two years from the expiration date the performance period of debt owed by Hebei Jinglong to Hebei Bank.

2.
Pursuant to a Floating Amount Guarantee Contract between SSV and Hebei Branch of Bank of Communications (“Heibei BOCOM”) as of January 1, 2011, SSV provides a guarantee and takes joint liability for the credit granted by Hebei BoC to Hebei Jinglong up to RMB 350,000,000.  The valid term of the guarantee is from January 30, 2011 to December 30, 2012.

3.
Pursuant to three separate Credit Line Granting Business Guarantee Verification Letters, SSV has provided three guarantees to Hebei BOCOM for Hebei Jinglong on January 30 2011, February 1 2011 and March 17 2011, for working capital loan at the amounts of RMB 50,000,000, RMB 86,000,000, and RMB 100,000,000, respectively.

4.
Pursuant to a Guarantee Contract between SSV and Shi Jiazhuang Branch of China CITIC Bank (“Shijiazhuang CITIC”) as of March 16, 2011, SSV takes a joint liability to Shijiazhuang CITIC for a loan at an amount of RMB 60,000,000 borrowed by Hebei Jinglong from Shijiazhuang CITIC with a maturity date on September 16, 2011.  Guarantee period is from September 16, 2011 to September 16, 2013.

Schedule 4.6

Taxes

None

Schedule 4.7

Litigation

None

Schedule 4.8

Compliance with Law

SSV

1.
SSV failed to obtain relevant environmental approvals on the environment impact evaluation reports for its Silicon Single Crystal Multiple Wire Cut Industrial Project Phase III and Solar Wade Silicon Single Crystal Production Project.  SSV’s operation of the facilities constructed under these projects may have to cease upon order of relevant Chinese government authorities and is subject to administrative penalty.

2.
SSV failed to obtain all the necessary permits for emission of pollutants of its plants.  Such failure of SSV may cause the cease of its operation conducted by those plants for which the permits are not granted, and is subject to administrative penalty.

3.
SSV failed to enter into labor contracts in writing with a majority of its employees.  In addition, SSV failed to make contributions to the statutory social insurances for a majority of its employees, and failed to make contribution to statutory housing fund for all of its employees.  Refer to Section 4.10 below for more details.

4.	SSV failed to renew the Commodity Import and Export Receiving and Dispatching Person Custom Declaration Registration and Filing Certificate, which expired on April 24, 2011. Refer to section 4.12.

Schedule 4.10(a)

Labor

SSV

SSV currently has 769 employees, among which 228 employees have entered into written labor contracts with SSV.  The other 541 employees do not have written labor contracts with SSV.  SSV’s failure to enter into written labor contracts with the 541 employees is a violation of Chinese Labor Contract Law and may have following consequences for SSV:

i.	for each of employees who has worked in SSV for more than a month but less than a year, SSV shall pay such staff twice of salary payable to him per month;
ii.	for each of employees who has worked in SSV for over a year, a labor contract for indefinite term shall be deemed to have been entered into between SSV and such employee.

Schedule 4.10(b)

Social Insurance

SSV

SSV fails to make contributions to the statutory social insurances (unemployment insurance, work-related injury insurance, pension insurance, medical insurance (including maternity insurance)) for 541 employees out of the total 769 employees. In addition, SSV failed to make contribution to statutory housing fund for all of its employees.  Such failure of SSV may cause following consequences for SSV:

i.	SSV is compelled to make up the insufficiency of the unpaid social insurance and housing funds;
ii.	SSV may be subject to penalties imposed by relevant administrative authority;
iii.	each of the employees has right to unilaterally terminate its labor contract with SSV and is entitled to a compensation for damages caused by SSV’s failure to make such contributions.

Schedule 4.11

Employee Benefit Plans

None

Schedule 4.12

Permits

SSV

1.	SSV failed to renew the Commodity Import and Export Receiving and Dispatching Person Custom Declaration Registration and Filing Certificate, which expired on April 24, 2011.

2.
SSV failed to obtain all the necessary permits for emission of pollutants of its plants.  Such failure of SSV may cause the cease of its operation conducted by those plants for which the permits are not granted, and is subject to administrative penalty.

Schedule 4.13(a)

Real Property

1.
Pursuant to a lease agreement between SSV and Sanhe Huadian Yili Technology and Trading Co., Ltd. (“Huadian Yili”) on January 1, 2011, SSV has obtained a right under lease to use a number of buildings of Huadian Yili, including silicon chip processing plants, crucible production and processing plants, comprehensive building for office use, canteen, warehouses for turnaround, dormitories, boiler rooms and other buildings (“Leased Buildings”) during the period from January 1, 2011 to December 31, 2011 from Huadian Yili at a rental fee of RMB 3,510,000.

Schedule 4.13(b)

None

Schedule 4.14

Personal Property

None

Schedule 4.15

Environmental Matters

None

Schedule 4.16

Material Contracts

SSV

1.
A Share Purchase Agreement between SSV and Ningjin County Jinyuan New Energy Investment Co., Ltd. (“Ningjin”) on April 25, 2011 with respect to Ningjin’s purchase of 100% shares of Huadian Yili from SSV at price of RMB 20,000,000.

2.
A Share Purchase Agreement among Hebei Jinglong, Kei Cheong Company Hongkong, Beijing Zhongqiaohexin Electronic Technology Co., Ltd.(collectively referred to as “Selling Parties”) and  Full Shine for sale of 100% shares of SSV held by the Selling Parties to Full Shine at price of $74,464,089.

3.	A Lease Agreement between SSV and Huadian Yili on January 1, 2011 on the Leased Buildings during the period from January 1, 2011 to December 31, 2011. Refer to section 4.13 above.
4.
A Purchase Contract by and between SSV and Jiangyin Bekaert Alloy Materials Co., Ltd. on May 24, 2011 for purchase of copper plating cutting line of different specifications for total amount of RMB 11,120,118.05.

5.	A Product Selling Contract by and between SSV and Hebei Jinglong Fine Chemistry Co., Ltd. on June 7, 2011 for purchase of 110 tons of cutting liquid for total amount of RMB 1,485,000.
6.
An Industrial and Mineral Purchase and Selling Contract by and between SSV and Henan Xindaxin Materials Co., Ltd. on May 30, 2011 for purchase of 280 tons of green silicon carbide for total amount of RMB 7,560,000.

7.	A Contract by and between SSV and Beijing Yabo Shiguang Lighting Equipment Co., Ltd. on December 12, 2010 for purchase of high-purity natural quartz sand.
8.
A Contract by and between SSV and JingAo Solar Co., Ltd. on May 11, 2011 for sale of mono-crystalline silicon wafer mono 125 SL for total amount of RMB 195,000,000 (with confidentiality agreement attached thereto), with a supplementary agreement between the same parties reducing the unit price of mono-crystalline silicon wafer from RMB 15 to RMB 13.5.

9.
A Product Order and Purchase Contract by and between SSV and Xingtai Jinglong Electronic Materials Co., Ltd. on May 24, 2011 for sale of quartz crucible of different specifications for total amount of RMB 4,750,000.

10.
A Purchase and Selling Contract by and between SSV and Ningjin Songgong Electronic Materials Co., Ltd. (“Ningjing Songgong”) on May 20, 2011 for sale of quartz crucible of different specifications for total amount of RMB 6,840,000.

11.	A Purchase and Selling Contract by and between SSV and Ningjin Songgong on May 20, 2011 for sale of quartz crucible of different specifications for total amount of RMB 10,920,000.
12.	A Product Order and Purchase Contract by and between Jiawei Solar Cell Materials (Sanhe) Co., Ltd. for sale of quartz crucible of different specifications for total amount of RMB 1,000,000.
13.	A Product Order and Purchase Contract by and between Zhenjiang Rende New Energy Technology Co., Ltd. for sale of quartz crucible for total amount of RMB 1,200,000.
14.	Import Entrusted Agency Agreement by and between SSV and Hebei Jinglong Import and Export Trading Co., Ltd. (“Jinglong Trading”）.
15.
A Guarantee Contract between SSV and Hebei Bank as of September 15, 2010 with requirement of providing a written notification to Hebei Bank 30 days in advance of change of control situation and providing a guarantee recognized by Hebei Bank or carrying out plans of repaying debts under the guarantee contract before occurrence of such situation.  Refer to section 4.3 above for more details.

16.
A Floating Amount Guarantee Contract between SSV and Hebei BOCOM as of January 30, 2011 with requirement of providing a written notification to Hebei BOCOM 30 days in advance of change of control situation and obtaining consent from  Hebei BOCOM before occurrence of such situation.  Refer to section 4.3 above for more details.

17.
A Guarantee Contract between SSV and Shijiazhuang CITIC as of March 16, 2011, with requirement of providing a written notification to Shijiazhuang CITIC 30 days in advance of change of control situation.  Refer to section 4.3 above for more details.

Schedule 4.17

Intellectual Property

None

Schedule 4.18

Insurance

SSV

1.	Automobile Insurance Policy and Automobile Traffic Accident Liability Mandatory Insurance Policy for passenger car (Ji R-JL000) during the period from October 19, 2010 to October 18, 2011;
2.	Automobile Insurance Policy and Automobile Traffic Accident Liability Mandatory Insurance Policy for passenger car (Ji R-JL123) during the period from March 19, 2010 to March 18, 2011;

3.	Automobile Insurance Policy and Automobile Traffic Accident Liability Mandatory Insurance Policy for passenger car (Ji R-HM316) during the period from December, 12 2010 to December 11, 2011;
4.	Automobile Insurance Policy and Automobile Traffic Accident Liability Mandatory Insurance Policy for cargo (Ji R-50588) during the period from June 22, 2010 to June 21, 2011;
5.	Automobile Insurance Policy and Automobile Traffic Accident Liability Mandatory Insurance Policy for cargo (Ji R-33758) during the period from November 20, 2010 to November 19, 2011;
6.	Automobile Insurance Policy and Automobile Traffic Accident Liability Mandatory Insurance Policy for cargo (Ji R-33780) during the period from November 20, 2010 to November 19, 2011.

Schedule 4.19

Brokers and Finders

None

Schedule 4.20

Absence of Certain Changes

None

Schedule 4.21

Circular 75 Registration

[Domestic Residents are in the process of making Circular 75 registration with respect to the purchase of shares in SSV through Full Shine, which registration has not been completed.]

Schedule 6.5(h)

Capital Expenditures

None

Schedule 6.5(l)

Plan of Reorganization

None

Schedule 6.5(m)

Modification of  Material Contracts

None

Exhibit B
Sellers

Name	Number of Acquired Shares	Proportional Share
Jinglong Group Co., Ltd.	70	70%
Huang Chin Tien	30	30%

B-1

Exhibit C
Financial Statements

SOLAR SILICON VALLEY ELECTRONIC SCIENCE AND TECHNOLOGY CO., LTD.
CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED 31 DECEMBER 2010

	Note	RMB

Sales of goods		2,000,813,797
Processing income		31,900,526
Other revenue		1,155,451
TOTAL NET REVENUE	13	2,033,869,774

Cost of goods		(1,461,309,043)
Cost of processing		(19,028,665)
Cost of other revenue		(659,033)
TOTAL COST OF SALES	13	(1,480,996,741)

GROSS PROFIT		552,873,033

Operating expenses
Selling and distribution costs		(2,435,876)
General and administrative expenses		(39,491,354)
Total operating expenses		(41,927,230)

INCOME FROM OPERATIONS		510,945,803

Interest expense		(1,673,362)
Interest income		2,586,798
Foreign exchange loss		(84,599)
Other expenses, net		(1,207,368)

INCOME BEFORE INCOME TAX		510,567,272
Income tax	11	(69,613,091)

NET INCOME		440,954,181

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR SILICON VALLEY ELECTRONIC SCIENCE AND TECHNOLOGY CO., LTD.
CONSOLIDATED BALANCE SHEET
AS OF 31 DECEMBER 2010

CURRENT ASSETS	Note	RMB

Cash and cash equivalents	3	89,028,990
Inventories	4	92,263,175
Accounts receivables		26,991,900
Advances to third party suppliers	5	20,816,258
Due from related parties	14	337,200,125
Other current assets		2,637,199
Total current assets		568,937,647

NON-CURRENT ASSETS
Property, plant and equipment, net	6	375,710,369
Deferred tax assets	11	701,567
Prepayment for land use right, net	7	12,971,410
Total non-current assets		389,383,346

Total assets		958,320,993

CURRENT LIABILITIES
Accounts payable to third parties		13,455,014
Advances from third parties customers		22,469,365
Other payables and accruals		3,414,060
Tax payable	8	67,902,399
Payroll and welfare payable	12	82,608,905
Deferred tax liabilities	11	5,443,817
Due to related parties	14	146,838,588
Total current liabilities		342,132,148

Total liabilities		342,132,148

Commitments and contingencies	16	-

EQUITY
Paid-in capital		283,828,714
Statutory and other reserves	9	209,273,536
Retained earnings		361,804,815
Advance to shareholder	10	(238,718,220)
Total equity		616,188,845

Total liabilities and equity		958,320,993

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR SILICON VALLEY ELECTRONIC SCIENCE AND TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED 31 DECEMBER 2010

	Paid-in capital	Statutory and other reserves	Retained earnings	Advance to shareholder	Total shareholders’ equity	Total comprehensive income
	RMB	RMB	RMB	RMB	RMB	RMB

Balance at 31 December 2009	283,828,714	142,051,004	382,460,812	-	808,340,530	-
Net income	-	-	440,954,181	-	440,954,181	440,954,181
Appropriation to statutory and other reserves	-	67,222,532	(67,222,532)	-	-	-
Advance to shareholder	-	-	-	(238,718,220)	(238,718,220)	-
Dividends paid to shareholders	-	-	(394,387,646)	-	(394,387,646)	-
Balance at 31 December 2010	283,828,714	209,273,536	361,804,815	(238,718,220)	616,188,845	440,954,181

The accompanying notes are an integral part of these consolidated financial statements.

SOLAR SILICON VALLEY ELECTRONIC SCIENCE AND TECHNOLOGY CO., LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED 31 DECEMBER 2010

RMB
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	440,954,181
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,733,688
Exchange loss	84,599
Loss from disposal of property, plant and equipment	872,794
Deferred income taxes	5,521,591
Changes in operating assets and liabilities:
Inventories	(55,241,993)
Accounts receivable and notes receivable	1,012,032
Advances to third party suppliers	(7,769,095)
Due from related parties	86,888,133
Other current assets	982,602
Accounts payable to third parties	5,144,653
Advances from third parties customers	21,025,365
Other payables and accruals	(2,293,298)
Tax payable	59,569,246
Payroll and welfare payable	25,602,216
Due to related parties	24,345,555
Net cash provided by operating activities	639,432,269

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(38,246,881)
Cash paid to acquire a subsidiary	(20,000,000)
Cash received from disposal of property plant and equipment	303,739
Net cash used in investing activities	(57,943,142)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from bank borrowings	120,000,000
Repayment of bank borrowings	(120,000,000)
Repayment of related party borrowings	(111,446,812)
Payment of dividends	(394,387,647)
Net cash used in financing activities	(505,834,459)

Net increase in cash and cash equivalents	75,654,668
Cash and cash equivalents, beginning of year	13,374,322

Cash and cash equivalents, end of year	89,028,990

Supplemental disclosure of cash flow information:
Interest paid	1,673,362
Income tax paid	64,092,777

1.	CORPORATE INFORMATION AND BASIS OF PREPARATION

a)	Corporate information

The accompanying consolidated financial statements include the financial statements of Solar Silicon Valley Electronic Science and Technology Co., Ltd. (“the Company”) and its subsidiary Huadianyili Science and Trading Co., Ltd. (“Huadianyili”), collectively referred to as the "Group".

The Company was incorporated in Yanjiao county of Heibei province, China on 30 December, 2004 with a registered capital of USD 36,985,798 (equivalent to RMB 283,828,714). The shareholders of the Company include: Jinglong Industry and Commerce Group Co., Ltd. ("Jinglong"), HongKong Qichang Co., Ltd. ("Qichang") and Beijing Zhongqiaohexin Electrical Technology Co., Ltd. ("Zhongqiaohexin") with equity of 63%, 30% and 7%, respectively, as of 31 December 2010.

The Company mainly engaged in manufacturing of high−performance mono-crystalline solar wafer and quartz crucible.

b)	Acquisition of Huadianyili

Huadianyili was incorporated in Yanjiao county of Heibei province, China on 2 September 2003 with a registered capital of RMB20,000,000. Huadianyili holds property in the Jinglong Group Industrial Park in Yanjiao that it leases to the Company for use in the Company's operations. On 31 August 2010, the Company entered a share transfer agreement with Jinglong and Mr.Liu Huiqiang, the shareholders of Huadianyili, with 90% and 10% of the equity respectively, and acquired all the equity of Huadianyili for a total consideration of RMB20,000,000.

Because the Company and Huadianyili were under the common control of Jinglong, the Company’s acquisition of Huadianyili has been accounted for in a manner similar to a pooling-of-interests. Accordingly, the consolidated financial statements of the Company include the accounts of Huadianyili at their historical amounts and the accompanying consolidated financial statements include the results of operations and assets and liabilities of the Company and Huadianyili on a combined basis for the period presented. All inter-company transactions and balances between the Company and Huadianyili have been eliminated.

c)	Basis of preparation

The financial statements have been prepared and presented in accordance with the accounting principles generally accepted in the United States of America (US GAAP). The consolidated financial statements include the financial statements of the Group and its wholly-owned subsidiary. All inter-company transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed in the preparation of the accompanying financial statements are as follows:

a)	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions reflected in the financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, inventory obsolescence, and useful lives of property, plant and equipment, valuation allowance for deferred tax assets, income taxes and uncertain tax positions. Actual results could differ significantly from those estimates.

b)	Foreign currency

The functional currency of the Group is Chinese Renminbi (RMB). Transactions denominated in foreign currencies are measured at the exchange rates published by The People’s Bank of China (“PBOC rate”) on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the PBOC rate at the balance sheet date. Non-monetary items that are measured in terms of historical cost in foreign currency are translated using the exchange rates at the dates of the initial transactions. Exchange gains and losses are included in the consolidated statements of income. The paid-in capital was measured in terms of historical PBOC rate on the receipt date.

c)	Fair value of financial instruments

The Group applies ASC 820 Fair Value Measurements and Disclosures. ASC 820 defines fair value, establishes a framework for measuring fair value, and requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

● Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
● Level 2 - Include other inputs that are directly or indirectly observable in the marketplace; and
● Level 3 - Unobservable inputs which are supported by little or no market activity, therefore requiring an entity to develop its own assumptions.

The carrying values of cash and cash equivalents, accounts receivable, certain other current assets, accounts payable, certain other current liabilities, and amounts due to employees approximate their fair value due to their short-term maturities.

As of 31 December 2010, the Group does not have any assets and liabilities that are measured at fair value on a recurring basis.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

d)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and cash in bank.

For the purpose of the cash flow statement, cash refers to all cash in hand and demand deposits. Cash equivalents refer to short-term and highly-liquid investment with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk, or changes in value.

e)	Accounts receivable

Accounts receivable are carried at net realizable value. An allowance for doubtful accounts is recorded when collection of the full amount is no longer probable based on an assessment of specific evidence including the aging of the balance, the customer’s payment history, its current credit-worthiness, and current economic trends. Accounts receivable are written off after all collection effort has ceased. The balance of provision for doubtful accounts was zero as of 31 December 2010.

f)	Inventories

Inventories are valued at the lower of cost or net realizable value at the balance sheet date. Cost is determined using the weighted average method.  Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs and expenses and related taxes necessary to make the sale.  The net realizable value is determined based on market prices.  The difference between the cost and the lower net realizable value is stated as a provision. The provision for inventories is determined on an individual item basis.

Raw material costs are based on purchase costs while work-in-progress and finished goods comprise direct materials, direct labour and an allocation of manufacturing overhead costs.

g)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and are depreciated on a straight-line basis over the estimated useful lives detailed as follows:

	Estimated	Estimated	Annual
Category	useful life	residual value	depreciation rate

Buildings	10-30 years	5%	3.17%-9.5%
Machineries	5-15 years	5%	6.3%-19%
Furniture	5-10 years	5%	9.5%-19%
Motor vehicles	4-5 years	5%	19%-23.8%
Electronic equipment	3-10 years	5%	9.5%-31.7%

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

g)	Property, plant and equipment (continued)

Expenditures for major additions or improvement that extend the useful lives of property and equipment are capitalized as additions to the related assets. Expenditure for minor replacements, maintenance and repairs that do not improve or extend the lives of the assets are charged to expense when incurred. Retirement, sales and disposals of assets are recorded by removing the cost and accumulated depreciation, with any resulting gain or loss reflected in the statements of income.

All direct and indirect costs that are related to the construction of property and equipment and incurred before the assets are ready for their intended use are capitalized as construction in progress. Construction in progress is transferred to specific property and equipment accounts and commences depreciation when these assets are ready for their intended use. Interest costs are capitalized if they are incurred during the acquisition, construction or production of a qualifying asset and such costs could have been avoided if expenditures for the assets have not been made. Capitalization of interest costs commences when the activities to prepare the asset are in progress and expenditures and borrowing costs are being incurred. Interest costs are capitalized until the assets are ready for their intended use.  Capitalization of interest costs is suspended during extended periods in which activities related to the acquisition or construction of the qualifying assets are interrupted.  No interest costs were capitalized for the years ended 31 December 2010.

h)	Prepayment for land use rights

Prepayment for land use rights represent amounts paid for the right to use land in China and are recorded at cost less accumulated amortization. Amortization is recorded on a straight-line basis over the terms of the respective land use rights agreements, which are 50 years.

i)	Revenue recognition

The Group recognizes revenue pursuant to ASC 605 Revenue Recognition, when persuasive evidence of sales arrangement exists, the right and risk of the goods are transferred, service are provided, the buyer's price is fixed or determinable, and collection of payment is reasonably assured. Net revenues presented on the statements of income are net of value added taxes and sales taxes. Shipping costs are included in selling and distribution expenses.

For sales of goods, revenue was recognized upon goods receipt and acceptance by customers. Customers do not have a right of return.

For processing and rental income, revenue was recognized after services have been rendered and accepted by the customer.

j)	Cost of goods sold and service provided

Cost of goods sold consists primarily of purchase costs of raw material, direct labour and overhead expenses attributable to machine depreciation. Cost of service provided consists primarily of depreciation of the property and amortization of the prepayment of land use right collectively for rental.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

k)	Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220 Comprehensive Income requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Group’s comprehensive income includes only net income for the reporting period.

l)	Income taxes

The Group follows the liability method of accounting for income taxes in accordance with ASC 740 Income Taxes. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting and tax bases of assets and liabilities, net operating loss carry forwards, and credits, using enacted tax rates that will be in effect in the period in which the differences are expected to reverse.

The Group is subject to China’s New Corporate Income Tax (CIT) Law, which became effective on 1 January, 2008 and has a uniform statutory tax rate of 25 percent. According to the approval of local tax authority, the Group is exempted from corporate income tax for its first three profit-making years (after deducting losses incurred in previous years) and is entitled to a 50% tax reduction for the succeeding two years.

m)	Value-added taxes (VAT)

In accordance with the relevant tax laws of China, value-added taxes (VAT) are levied on the invoiced value of sales and are payable by the purchaser. The Group is required to remit the VAT it collects to the tax authority, but can deduct the VAT it has paid on eligible purchases. The difference between the amounts collected and paid is presented as VAT recoverable or payable balance on the balance sheets.

n)	Employee benefits

Full time employees of the Group participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labour regulations require the Group make contributions to the government for these benefits based on a specific percentage of the employees’ salaries up to a maximum of three times the average annual salary for the city in which the Group operates for the prior year. The Group has no legal obligation for the benefits beyond the contributions made.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o)	Impairment of long-lived assets

The Group evaluates its long-lived assets, including property and equipment for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360 Property, Plant and Equipment. When these events occur, the Group assesses the recoverability of long-lived assets by comparing the carrying amount of the assets to the expected future undiscounted cash flows resulting from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group recognizes an impairment loss based on the excess of the carrying amount of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. No impairment of long-lived assets was recognized for the year presented.

3.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consisted of the following:

31 December
2010
RMB
Cash on hand	78,073
Cash in bank	88,950,917
Total	89,028,990

4.	INVENTORIES

Inventories are summarized as follows:

31 December
2010
RMB
Raw materials	90,595,232
Work-in-progress	26,259
Finished goods	1,641,684
Total	92,263,175

As of 31 December 2010, there was no provision for inventories.

5.	ADVANCE TO THIRD PARTY SUPPLIERS

Advances to suppliers represent interest-free cash deposits paid to suppliers for future purchases of raw materials.

As of 31 December 2010, outstanding prepayments made to individual suppliers in excess of 5% of total prepayments to third party suppliers are as follows:

31 December
2010
RMB
Supplier A	15,586,395
Supplier B	1,227,388
Others	4,002,475
Total	20,816,258

6.	PROPERTY , PLANT AND EQUIPMENT,NET

Property, plant and equipment consisted of the following:

31 December
2010
RMB
Buildings	142,165,954
Machinery	309,805,928
Furniture	347,389
Motor vehicles	1,642,996
Electronic equipment	5,857,508
Total	459,819,775
Less: accumulated depreciation	(94,785,547)
Subtotal	365,034,228
Construction in progress	10,676,141
Property and equipment, net	375,710,369

Depreciation expenses were RMB32,434,350 for the year ended 31 December 2010.

As of 31 December 2010, the Group had buildings of RMB142,165,954 at cost, out of which RMB9,159,683 and RMB133,006,271 were recorded at the Company and Huadianyili, respectively. The Group has not obtained the certificate of the building of RMB142,165,954 as of 31 December 2010, and is in the process of doing so. In addition, Jinglong has received RMB59,698,340 from employees as the deposit for the usage rights of 181 out of 330 units of apartments held by Huadianyili as of 31 December 2010, and received RMB3,634,600 for additional 10 units from 1 January 2011 to the report date. The total cost of 330 units was RMB57,974,859 as of 31 December 2010. Though employees have the usage rights of those apartments, the legal right were not transferred.

In April 2011, the Group has disposed its equity interest in Huadianyili (Note 18) and as a result, the buildings with net book value of RMB127,500,775 (original cost of RMB133,006,271) as of 31 December 2010 were disposed.

7.	PREPAYMENT FOR LAND USE RIGHTS, NET

The prepayment for land use rights of the Group represented prepaid operating lease payments in obtaining land use rights in the PRC for a period of 50 years.

31 December
2010
RMB
Cost	14,966,870
Less: accumulated amortization	(1,686,583)
Net book value	13,280,287

Current portion of prepayment for land use rights (recorded in other current assets)	308,877
Non-current portion of prepayment for land use rights	12,971,410
Total	13,280,287

In April 2011, the Group has disposed its equity interest in Huadianyili (Note 18) and as a result, the prepayment for land use rights with net book value of RMB13,280,287 (original cost of RMB14,966,870) as of 31 December 2010 were disposed.

8.	TAX PAYABLES

31 December
2010
RMB
Income tax payables	42,377,799
VAT payables	24,319,940
Other taxes	1,204,660
Total	67,902,399

9.	STATUTORY AND OTHER RESERVES

Pursuant to the Company Law and the Company’s Articles of Association, the Company should make appropriations from after−tax profit to non−distributable reserve funds. These reserve funds include the following: (i) a general reserve, (ii) a discretionary fund. The Group is required to transfer at least 10% of their profit after taxation (as determined under accounting principles generally accepted in the PRC at each year−end) to the general reserve fund until the reserve balance reaches 50% of their respective registered capital. The appropriations to discretionary fund are at the Group’s discretion. The Group transferred 5% of the profit after taxation to enterprise development reverse upon the articles of the Group. These reserve funds can only be used for specific purposes of enterprises expansion and not distributable as cash dividends.

10.	ADVANCE TO SHAREHOLDER

Advance to Jinglong of RMB238,718,220 has been classified in equity as this amount is not to be repaid. This advance was made with no-interest bearing terms, no repayment terms and no formal agreements. In March 2011, the board declared dividends in the same amount to Jinglong and this advance was offset by the dividend declared.

11.	INCOME TAXES

The Company was entitled to be exempted from income tax for a 2-year period starting from 2006 followed by a 50% reduction of income tax payable for the subsequent three years.

For year ended 31 December 2010, which is the last year of the tax holiday, the Company was entitled to a preferred tax rate of 12.5%. There was no tax holiday for Huadianyili.

The tax expense comprised of:

Year 2010
RMB
Current Tax	64,091,500
Deferred Tax	5,521,591
Total	69,613,091

The deferred tax assets were mainly due to depreciation expense temporary difference between tax and accounting basis and the deferred liabilities were mainly due to deferred taxable income. No valuation allowance was recorded as of 31 December 2010.

Reconciliation between the provision for income tax computed by applying the statutory CIT and the Group's effective tax rate:

Year 2010
PRC enterprise income tax	25.00%
Effect of permanent difference	0.10%
Effect of tax holiday	(12.01%)
Effect of tax rate change	(0.03%)
Total	13.06%

12.	PAYROLL AND WELFARE PAYABLE

31 December
2010
RMB
Payroll payable	1,556,735
China contribution plan for employee benefits	9,779,221
Employee welfare payable	71,272,949
Total	82,608,905

13.	REVENUE AND COST OF SALES

Year 2010
2010
RMB
Sales of goods
Sales of wafers	1,770,539,433
Sales of quartz crucibles	161,054,107
Sales of scraps	34,878,907
Sales of silicon	33,253,758
Sales of other products	1,087,592
2,000,813,797
Processing income
Wafers	29,966,772
Others	1,933,754
31,900,526
Other revenue
Rental income	1,155,451

Total	2,033,869,774

Year 2010
2010
RMB
Cost of goods
Cost of wafers	(1,305,518,171)
Cost of quartz crucibles	(123,148,558)
Cost of silicon	(31,722,770)
Cost of other products	(919,544)
(1,461,309,043)
Processing income
Wafers	(18,736,851)
Others	(291,814)
(19,028,665)
Cost of other revenue
Rental income	(659,033)

Total	(1,480,996,741)

14.	RELATED PARTY TRANSACTIONS AND BALANCES

For the year ended 31 December 2010, the significant related party transactions of the Group are as follows:

(a) Purchase from related parties

Year 2010
RMB
Hebei Ningjin Songgong Semiconductor Co., Ltd.	735,006,322
Ningjin Songgong Electronic Material Co., Ltd.	223,443,609
Jingwei Electronic Material Co., Ltd.	144,452,624
Ningjin Saimeiganglong Electronic Material Co., Ltd.	64,466,212
Ningjin Jingxing Electronic Material Co., Ltd.	57,612,772
Ningjin Jingfeng Electronic Material Co., Ltd.	43,086,497
Hebei Jinglong Fine Chemicals Co., Ltd.	31,319,080
Hebei Yujing Electronic Science and Technology Co., Ltd.	24,685,960
Jinglong	6,699,095
Ningjin Jinglong Transportation Co., Ltd.	217,484
Hebei Jinglong Import and Export Trade Co., Ltd.	100,743
Ningjing Jinglong Electronic Material Co., Ltd.	89,231
Hebei Jinglong Sun Equipment Co., Ltd.	45,067
Ningjin Sun New Energy Resources Co., Ltd.	8,034
Total	1,331,232,730

(b)	Sales to related parties

Year 2010
RMB
JA Solar Holdings Co., Ltd.	1,113,837,330
Jingwei Electronic Material Co., Ltd.	86,486,661
Hebei Ningjin Songgong Semiconductor Co., Ltd.	50,771,880
Ningjin Songgong Electronic Material Co., Ltd.	47,885,427
Ningjin Jingxing Electronic Material Co., Ltd.	35,738,788
Ningjin Jingfeng Electronic Material Co., Ltd.	17,508,861
Ningjin Saimeiganglong Electronic Material Co., Ltd.	14,326,410
Xingtai Jinglong Electronic Material Co., Ltd.	8,105,726
Hebei Yujing Electronic Science and Technology Co., Ltd.	7,011,351
Ningjing Changlong Electronic Material Co., Ltd.	1,419,925
Hebei Jinglong Import and Export Trade Co., Ltd.	76,923
Total	1,383,169,282

(c)	Rental income from related parties

Year 2010
RMB
Jingwei Electronic Material Co., Ltd.	990,387
Hebei Yujing Electronic Science and Technology Co., Ltd.	165,064
Total	1,155,451

14.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

(d) Service received from related parties

For the year ended 31 December 2010, Jinglong provided services including financial system support and human resource support at no cost to the Group.

(e) Guarantee provided to related parties

Please refer to Note 16 and Note 18 for details.

As of 31 December 2010, the significant related party balances of the Group are as follows:

(f) Amounts due from related parties

		31 December
		2010
		RMB
Advance to :
Hebei Jinglong Import and Export Trade Co., Ltd.		7,227,810

Accounts receivable:
Xingtai Jinglong Electronic Material Co., Ltd.		8,766,100
Ningjin Songgong Electronic Material Co., Ltd.		7,165,250
Ningjin Saimeiganglong Electronic Material Co., Ltd.		4,290,473
Hebei Ningjin Songgong Semiconductor Co., Ltd.		4,056,000
Ningjing Changlong Electronic Material Co., Ltd.		1,275,050
Ningjin Jingxing Electronic Material Co., Ltd.		1,809,350
Ningjin Jingfeng Electronic Material Co., Ltd.		1,612,690
Hebei Yujing Electronic Science and Technology Co., Ltd.		872,015
Jingwei Electronic Material Co., Ltd.		600,000
Subtotal		30,446,928

Other receivables:
Jinglong	(i)	172,590,160
Yangzhou Jingao Real Estate Co., Ltd.	(ii)	110,000,000
Ningjin Saimeiganglong Electronic Material Co., Ltd.		6,838,876
Ningjing Jinglong Credit Co., Ltd.	(iii)	4,309,220
Hebei Yujing Electronic Science and Technology Co., Ltd.		2,423,647
Jingwei Electronic Material Co., Ltd.		2,041,994
Hebei Jinglong Import and Export Trade Co., Ltd.		800,000
Beijing Sun Jinglong Science and Trading Co., Ltd.		274,042
Solar Silicon peak Electronic Science and Technology Co., Ltd.		218,448
Individuals		29,000
Subtotal		299,525,387
Total		337,200,125

13.	RELATED PARTY TRANSACTIONS AND BALANCES (CONTINUED)

	(f)	Amounts due from related parties (continued)

(i).
The balance of RMB172,590,160 is of the fund borrowing with no-interest bearing, no repayment term and no formal agreement. Out of this total receivable from Jinglong, RMB11,100,000 relates to the withdrawal of fund by shareholders prior to the transfer of Huandianyili’s shares to Jinglong. Mr. Baofang Jin, the chairman of the Board of Directors of Jinglong, has provided an undertaking for the recovery of this sum of RMB11,100,000. As of this report date, the Company has received the cash of RMB150,000,000 and the notes receivable of RMB5,800,000.

		(ii)	The amount is of the nature fund borrowing with a monthly interest rate of 1.05% and repayment term of 6 months.

		(ii)	The amount is of the nature fund borrowing with a monthly interest rate of 0.525% and repayment term of 12 months.

		(iv)	Except for above, other amounts from related parties were unsecured with no-interest bearing and no fixed term for repayment.

	(g)	Amounts due to related parties

31 December
2010
RMB
Accounts payable to related parties for purchase of raw materials and equipment:
Hebei Ningjin Songgong Semiconductor Co., Ltd.	73,992,754
Ningjin Songgong Electronic Material Co., Ltd.	31,071,000
Hebei Jinglong Fine Chemicals Co., Ltd.	3,177,078
Ningjing Jinglong Electronic Material Co., Ltd.	415,093
Jinglong	388,089
Hebei Jinglong Import and Export Trade Co., Ltd.	151,111
Hebei Jinglong Sun Equipment Co., Ltd.	74,525
Subtotal	109,269,650

Advance from related parties for sales of products
JA Solar Holdings Co., Ltd.	37,568,938

Total	146,838,588

The remaining balances with related parties are unsecured, interest-free and no fixed terms for repayment.

15.	MAINLAND CHINA CONTRIBUTION PLAN

Full−time employees of the Group in the PRC participate in a government−mandated multi−employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. PRC labor regulations require the Group to accrue for these benefits based on certain percentage of the employees' salaries. The total contribution charged to income statement for such employee benefits was RMB2,490,692 for the year ended 31 December 2010. The Group charged RMB1,101,340 of such contribution to related parties for the year ended 31 December 2010 as the employees of the Group also take some daily business responsibilities and provide service to related parties.

16.	COMMITMENTS AND CONTINGENCIES

As of 31 December 2010, the Group had no material commitments or legal contingency.

On 15 September 2010, the Company signed a guarantee letter with Bank of Hebei, providing full guarantee for the bank loan of RMB50 million to Jinglong. The period of the bank loan was from 19 September 2010 to 15 September 2011. The guarantee period was from 15 September 2011 to 15 September 2013.

17.	CERTAIN RISKS AND UNCERTAINTIES

(a) Concentration of customers

Sales to a related party JA Solar Holdings Co., Ltd. (“JA Solar”) accounts for 55% of the total revenue. JA Solar made prepayment for all the purchase from the Group, therefore, no credit risk exists for related to JA Solar. Due to the Group’s concentration of sales to JA Solar, any negative events or deterioration in purchase demand with respect to JA Solar may cause material impact to the Group and have a material adverse effect on the Group’s financial condition and results of operations.

(b) Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of cash and cash equivalent, accounts receivables and advances to suppliers.

The Group places its cash and cash equivalents with high quality financial institutions in the PRC and limits the amount of credit risk from any one issuer.

(c) Foreign currency risk

The RMB is not a freely convertible currency. The PRC State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the PRC foreign exchange trading system market.

18.	SUBSEQUENT EVENTS

On 30 January 2011, the Company signed a guarantee letter with Bank of Communication (Hebei Branch) for providing credit guarantee to Jinglong with a limited quota up to RMB350 million for all the debts to Jinglong from Bank of Communication during the period from 30 January 2011 to 30 January 2012. As of this report date, Jinglong had used RMB236 million of the total guarantee quota.

On 16 March 2011, the Company signed a guarantee letter with China Citic Bank (Hebei Branch) (“Citic”) for providing credit guarantee to Jinglong of RMB60 million for the bank loan to Jinglong from Citic. The period of the bank loan was from 16 March 2011 to 16 September 2011. The guarantee period was from 16 September 2011 to 16 September 2013.

In accordance with the resolution at the Board of Directors’ meeting dated on 16 March 2011, the Company proposed a dividend in the total amount of RMB378,917,809 to all the shareholders, among which the dividend to Jinglong, Qichang and Zhongqiaohexin were: RMB238,718,220, RMB113,675,343 and RMB26,524,246 respectively. As of this report date, the dividend to Jinglong has been net off with the receivable based on the agreement between the Company and Jinglong, and the dividend to Qichang and Zhongqiaohexin has been paid in cash in April and May 2011.

On 25 April 2011, the Company signed a share transfer agreement with Ningjing Jingyuan New Energy Investment Co., Ltd. (“Ningjing Jingyuan”) for transferring 100% of the equity of Huadianyili with a consideration of RMB20,000,000. The agreement had been approved by both board of directors of the Company and Huadianyili. The unaudited net asset was RMB20,389,457 as of 25 April, 2011, consisting buildings of RMB135,197,755, accumulated depreciation of RMB 7,208,802, prepayment for land use right of RMB14,368,195, and payable to the Company of RMB134,180,784. After the disposal of Huadianyili, the Company will pay RMB 3.51million to Huadianyili as the expense for the renting building for the period from 1 January 2011 to 31 December 2011.

利 润 表
				会企02表
单位:阳光硅谷电子科技有限公司		日期:2011-03-31		金额单位: 元
项 目	行次	本 期 金 额	年初至本期末 累计发生额	上年同期 累计发生额
一、营业收入	1	173,729,861.08	584,986,130.27
其中：	2
减：营业成本	3	134,242,566.25	479,246,214.00
营业税金及附加	4	265,162.50	1,793,262.94
销售费用	5	235,286.22	910,259.56
管理费用	6	1,898,544.46	6,385,319.43
财务费用（收益以“－”号填列）	7	-180,128.73	-143,252.87
资产减值损失	8
加：公允价值变动净收益（净损失以“－”号填列）	9
投资净收益（净损失以“－”号填列）	10
二、营业利润（亏损以“－”号填列）	11	37,268,430.38	96,794,327.21
加：营业外收入	12
减：营业外支出	13	157,968.01	570,734.51
其中：非流动资产处置净损失（净收益以“—”号填列）	14
三、利润总额（亏损总额以“－”号填列）	15	37,110,462.37	96,223,592.70
减：所得税费用	16	9,277,615.60	24,055,898.18
四、净利润（净亏损以“－”号填列）	17	27,832,846.77	72,167,694.52
五、每股收益：	18
（一）基本每股收益	19
（二）稀释每股收益	20
单位负责人：__________		财务负责人：__________		制表人：__________

资 产 负 债 表
							会企01表
单位:阳光硅谷电子科技有限公司			日期:2011-03-31				金额单位: 元
资 产	行次	期 末 余 额	年 初 余 额	负债和所有者权益 （或股东权益）	行次	期 末 余 额	年 初 余 额
流动资产：	1	—	—	流动负债：	35	—	—
货币资金	2	106,648,659.64	84,562,041.16	短期借款	36
交易性金融资产	3			交易性金融负债	37
应收票据	4			应付票据	38
应收账款	5	23,731,437.03	22,732,216.38	应付账款	39	151,512,448.94	127,927,251.60
预付账款	6	566,285,738.98	547,972,369.87	预收账款	40	46,798,363.36	136,381,626.00
应收股利	7			应付职工薪酬	41	71,833,297.70	72,829,684.12
应收利息	8			应交税费	42	31,649,403.35	49,338,706.15
其他应收款	9	176,610,893.61	149,626,533.14	应付利息	43
存货	10	101,404,767.56	173,552,306.06	应付股利	44	378,917,809.05
其中：原材料	11	91,893,170.51	92,662,072.19	其他应付款	45	3,050,359.52	1,974,172.63
一年到期的非流动资产	12			一年内到期的非流动负债	46
其他流动资产	13			其他流动负债	47
流动资产合计	14	974,681,496.82	978,445,466.61	流动负债合计	48	683,761,681.92	388,451,440.50
非流动资产：	15	—	—	非流动负债：	49	—	—
可供出售金融资产	16			长期借款	50
持有至到期投资	17			应付债券	51
投资性房地产	18			长期应付款	52
长期股权投资	19	20,000,000.00	20,000,000.00	专项应付款	53
长期应收款	20			预计负债	54
固定资产	21	232,614,523.70	238,307,672.32	递延所得税负债	55
在建工程	22	327,199.31	1,681,419.71	其他非流动负债	56
工程物资	23			非流动负债合计	57
固定资产清理	24		637,887.06	负债合计	58	683,761,681.92	388,451,440.50
生产性生物资产	25			所有者权益 (或股东权益):	59	—	—
油气资产	26			实收资本(或股本)	60	284,274,977.72	284,274,977.72
无形资产	27			资本公积	61	-446,263.53	-446,263.53
开发支出	28			减：库存股	62
商誉	29			盈余公积	63	186,865,129.20	209,273,535.90
长期待摊费用	30			未分配利润	64	73,167,694.52	357,518,755.11
递延所得税资产	31			所有者权益合计	65	543,861,537.91	850,621,005.20

其他非流动资产	32				66
非流动资产合计	33	252,941,723.01	260,626,979.09		67
资产总计	34	1,227,623,219.83	1,239,072,445.70	负债和所有者权益合计	68	1,227,623,219.83	1,239,072,445.70
单位负责人：__________			财务负责人：_________			制表人：_________

现 金 流 量 表
					会企03表
单位:阳光硅谷电子科技有限公司			日期:2011-03-31	金额单位: 元
项 目	行次	金 额	补 充 资 料	行次	金 额
一、经营活动产生的现金流量：			1、将净利润调节为经营活动现金流量：
销售商品、提供劳务收到的现金	1	356857273.78	净利润	57	72167694.52
收到的税费返还	3		加：计提的资产减值准备	58
收到的其他与经营活动有关的现金	8	171959.46	固定资产折旧	59	7433665.02
经营活动现金流入小计	9	357029233.24	无形资产摊销	60
购买商品、接受劳务支付的现金	10	224459356.05	长期待摊费用摊销	61
支付给职工以及为职工支付的现金	12	7205535.11	待摊费用减少（减：增加）	64
支付的各项税费	13	17748916.71	预提费用增加（减：减少）	65
支付的其他与经营活动有关的现金	18	85528806.89	处置固定资产、无形资产和其他长期资产的损失（减：收益）	66	570734.51
经营活动现金流出小计	20	334942614.76	固定资产报废损失	67
经营活动产生的现金流量净额	21	22086618.48	财务费用	68	-143252.87
二、投资活动产生的现金流量：			投资损失（减：收益）	69
收回投资所收到的现金	22		递延税款贷项（减：借项）	70
取得投资收益所收到的现金	23		存货的减少（减：增加）	71	72147538.50
处置固定资产、无形资产和其他长期资产所收回的现金净额	25		经营性应收项目的减少（减：增加）	72	-46482193.57
收到的其他与投资活动有关的现金	28		经营性应付项目的增加（减：减少）	73	-83607567.63
投资活动现金流入小计	29		其他	74
购建固定资产、无形资产和其他长期资产所支付的现金	30		经营活动产生的现金流量净额	75	22086618.48
投资支付的现金	31
支付的其他与投资活动有关的现金	35
投资活动现金流出小计	36
投资活动产生的现金流量净额	37		2、不涉及现金收支的投资和筹资活动：
三、筹资活动产生的现金流量：			债务转为资本	76
吸收投资收到的现金	38		一年内到期的可转换公司债券	77
取得借款收到的现金	40		融资租入固定资产	78
收到其他与筹资活动有关的现金	43

筹资活动现金流入小计	44
偿还债务支付的现金	45
分配股利、利润或偿付利息所支付的现金	46		3、现金及现金等价物净增加情况：
支付其他与筹资活动有关的现金	52		现金的期末余额	79	106648659.64
筹资活动现金流出小计	53		减：现金的期初余额	80	84562041.16
筹资活动产生的现金流量净额	54		加：现金等价物的期末余额	81
四、汇率变动对现金的影响	55		减：现金等价物的期初余额	82
五、现金及现金等价物净增加额	56	22086618.48	现金及现金等价物净增加额	83	22086618.48

单位负责人：__________	财务负责人：__________ 制单人：__________

Exhibit D
Form of Legal Opinion of British Virgin Islands Counsel to the Company

[Harneys Letterhead]

Dear Sirs

Silver Age Holdings Limited, Company No. 1612062 (the “Company”)We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with:
(a)
a share purchase agreement dated [●] 2011 entered into among JA Solar Holdings Co., Ltd. (the “Buyer”) as buyer, Jinglong Group Co., Ltd. (“Jinglong Co”) and Huang Chin Tien (collectively the “Seller”) as sellers (the “Agreement”) and the Company relating to 100 shares (the “Shares”) in the capital of the Company;

(b)	a share transfer form dated [●] 2011 executed by Jinglong Co as transferor relating to 70 Shares; and

(c)	a share transfer form dated [●] 2011 executed by Huang Chin Tien as transferor relating to 30 Shares,

(collectively the “Documents”).

This opinion is given pursuant to section [2.4(vii)] of the Agreement.

2.	For the purpose of this opinion, we have examined the following documents and records:

(a)	copies of the Documents sent to us by electronic mail on [●] 2011;

(b)	a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company obtained from the British Virgin Islands Registry of Corporate Affairs on 20 June 2011;

(c)
a copy of the written resolutions of the sole director of the Company dated [●] 2011 approving the Company’s entry into, and authorising the execution and delivery by the Company of the Agreement (the “Company Board Resolutions”);

(d)
a copy of the written resolutions of the sole director of Jinglong Group Co., Ltd. containing resolutions of the sole director of Jinglong Group Co., Ltd. dated [•] 2011 approving, inter alia, Jinglong Co’s entry into, and authorising the execution and delivery by Jinglong Co of the Agreement (the “Jinglong Board Resolutions”);

(e)	information revealed by our searches of:

(i)
the Certificate of Incumbency issued by TMF (B.V.I.) Ltd., the registered agent of the Company, on [●] 2011 which inter alia identifies the Company’s directors and members (the “Certificate of Incumbency”);

(ii)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on [•] 2011; and

(iii)	the records of proceedings on file with, and available for inspection on [•] 2011 at the High Court of Justice, British Virgin Islands,

(the “Searches”).

The above are the only documents or records we have examined and the only enquiries we have carried out.  In particular we have made no enquiries as to matters of fact other than the Searches.

3.	For the purposes of this opinion we have assumed without further enquiry:

(a)
the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of such originals, and the genuineness of all signatures and seals;

(b)
the accuracy and completeness of all corporate minutes, resolutions, certificates, documents and records which we have seen, and the accuracy of any and all representations of fact expressed in or implied thereby;

(c)	that there are no other resolutions, agreements, documents or arrangements which affect the Documents and the transactions contemplated thereby;

(d)	that the information indicated by the Searches is complete and remains true and correct;

(e)
that the Agreement constitutes valid, legally binding and enforceable obligations of the parties thereto under the laws of the State of New York by which law it is expressed to be governed; that the Agreement has been duly executed in accordance with the laws of the State of New York and any other applicable foreign laws; and that no matters arising under any foreign law will affect the views expressed in this opinion;

(f)
that no director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Documents except as expressly disclosed in the Company Board Resolutions, and that the directors are properly exercising their powers in good faith;

(g)
that the correct procedure was carried out for the passing of the Jinglong Board Resolutions (for example, all relevant interests of directors were declared, notice was given, a quorum was present etc.) and that the Company Board Resolutions and the Jinglong Board Resolutions remain in full force and effect;

(h)	that the Purchaser has full capacity, power, authority and legal right to enter into the Documents and perform its obligations and enforce its rights thereunder; and

(i)	any existing shareholders agreement between the Sellers in respect of the Company has been terminated prior to the issue of this opinion.

4.	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)
Existence and Good Standing.  The Company is a company duly incorporated with limited liability for an unlimited duration under the BVI Business Companies Act, 2004, and is validly existing and in good standing under the laws of the British Virgin Islands.  It is a separate legal entity and is subject to suit in its own name.

(a)	Shares. On the basis of the copy of the Certificate of Incumbency in respect of the Company, the shares in the Company are held as follows:

Name	No. and Class of Shares

Jinglong Co	70 ordinary shares

Huang Chin Tien	30 ordinary shares

(b)
Capacity and Power.  The Company has full capacity to enter into and perform its obligations under the Agreement and the Company has taken all necessary action to authorise its entry into of the Agreement and the exercise of its rights and the performance of its obligations under the Agreement.

(c)	Due Execution. The Agreement has been duly executed for and on behalf of the Company.

(d)	Valid and Binding. The Agreement will be treated by the courts of the British Virgin Islands as the legally binding, valid and enforceable obligations of the Company.

(e)	Restrictions on Transfers. Under the memorandum and articles of association of the Company, there are no restrictions on the transfers of shares.

(f)	Requirements for Transfers. Registered shares in the Company may be transferred pursuant to an instrument in writing signed by the transferor and containing the name and address of the transferee.

(g)
Perfection of Transfers.  Under British Virgin Islands law, the Company is not required to treat any transferee of a Share as a shareholder of the Company until the transferee has been entered in the share register of the Company.  If the original share register is not kept at the registered office of the Company, the copy kept at the registered office must be updated within 15 days of any change in the register.

(h)
Title to Shares.  Nothing in the documents or records that we have examined indicates that the Shares are subject to any security interests in favour of any party.  However, there is no applicable registration regime in the British Virgin Islands for security over shares in British Virgin Islands companies where the shareholder is not itself a British Virgin Islands entity; accordingly, this should not be taken to establish conclusively that no security interests have been created over the Shares.

(i)
Consents.  No consents or authorisations of any government or official authorities of or in the British Virgin Islands are necessary for the entry into and performance by the Company of its obligations and the exercise of its rights pursuant to the Agreement.

(j)
Non-conflict.  The execution and delivery of the Agreement by the Company and the performance by the Company of its obligations and the exercise of any of its rights pursuant to the Agreement do not and will not conflict with:

(i)	any law or regulation of the British Virgin Islands; or

(ii)	the Memorandum and Articles of Association of the Company.

(k)	Stamp Duty. No stamp duties or similar documentary taxes imposed by or in the British Virgin Islands are payable in respect of the Documents.

(l)
Interest.  There is no applicable usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or the performance by the Company of its obligations under the Agreement.

(m)	Withholding. The Company will not be required by any laws of the British Virgin Islands to make any deduction or withholding from any payment it may make under the Documents.

(n)	Exchange Controls. There are no government controls or exchange controls in relation to the observance by the Company of its obligations under the Agreement.

(o)
Judgment Currency.  Any monetary judgment in a court of the British Virgin Islands in respect of a claim brought in connection with the Documents is likely to be expressed in the currency in which such claim is made, since such courts have power to grant a monetary judgment expressed otherwise than in the currency of the British Virgin Islands, but they may not necessarily do so.

(p)	Enforcement of Arbitration Awards. There are several ways in which an arbitration award obtained in Hong Kong may be enforced in the British Virgin Islands.

(i)
Any final and conclusive monetary award obtained against the Company in arbitration proceedings in Hong Kong in respect of the Agreement for a definite sum may, with the leave of the High Court in the British Virgin Islands, be enforced in the same manner as a judgment of the British Virgin Islands court under the procedure set out in the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 1958 (the “Convention”).  The High Court may only exercise its discretion to refuse leave if:

(1)	a party to the arbitration agreement was, under the law applicable to him, under some incapacity;

(2)	the arbitration agreement was not valid under the governing law of the arbitration agreement;

(3)	the Company was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings, or was otherwise unable to present its case;

(4)
the award deals with an issue not contemplated by or not falling within the terms of the submission to arbitration, or contains matters beyond the scope of the arbitration, subject to the proviso that an award which contains decisions on such matters may be enforced to the extent that it contains decisions on matters submitted to arbitration which can be separated from those matters not so submitted;

(5)	the composition of the arbitral authority was not in accordance with the agreement of the parties or, failing such agreement, with the law of Hong Kong;

(6)	the award has not yet become binding upon the parties, or has been set aside or suspended by a competent authority, either in Hong Kong, or pursuant to the law of the arbitration agreement;

(7)	the subject matter of the award was not capable of resolution by arbitration; or

(8)	enforcement would be contrary to public policy.

(ii)
Alternatively, the award may be treated as a cause of action in itself (if it has such effect under the law of place where the award was made) and sued upon as a debt so that no retrial of the issues would be necessary, in which case the British Virgin Islands court will ordinarily enforce the debt unless:

(1)	the original arbitral tribunal had no jurisdiction to make the award;

(2)	the award was made in breach of the principles of natural justice;

(3)	the award conflicts with an earlier decision of a British Virgin Islands court;

(4)	enforcement would be contrary to public policy; or

(5)	the award was procured by fraud.

(iii)
The award may also be registered under the provisions of the Arbitration Act (Cap 6) and enforced as a judgment of the British Virgin Islands courts.  There is no statutory test for the exercise of the courts’ discretion in relation to registration in this manner, but in our view the court would be likely to exercise its discretion in a similar matter to the requirements for enforcing awards under the Convention where the award was made in a jurisdiction which is a signatory to the Convention.

(iv)
If any such final and conclusive monetary award in an arbitration has the force of a judgment under the law of Hong Kong, then it may be registered and enforced as a judgment of the British Virgin Islands court as set out in paragraph 4(p).

(q)
Sovereign Immunity.  The Company is not entitled to claim immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of the British Virgin Islands in respect of proceedings against it in relation to the Agreement and the execution of the Agreement and performance of its obligations under the Agreement by the Company constitute private and commercial acts.

(r)
Adverse Consequences.  Under the laws of the British Virgin Islands, Huang Chin Tien will not be deemed to be resident, domiciled or carrying on any commercial activity in the British Virgin Islands or subject to any tax in the British Virgin Islands by reason only of the execution, and performance of the Documents nor is it necessary for the execution, performance and enforcement of the Documents that Huang Chin Tien be authorised or qualified to carry on business in the British Virgin Islands.

(s)
Choice of Law.  The choice of the law of the State of New York as the proper law of the Agreement would be upheld as a valid choice of law by the courts of the British Virgin Islands and applied by such courts in proceedings in relation to the Agreement as the proper law thereof.

(t)
Registrations.  It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings of the obligations of the Company or the rights of the parties under the Documents that they or any other document be notarised, filed, registered or recorded in the British Virgin Islands.

(u)	High Court Searches. No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 2(e)(iii).

(v)
Registry Searches.  On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 2(e)(ii) and (iii) respectively, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs, but it should be noted that failure to file notice of appointment of a receiver does not invalidate the receivership but merely gives rise to penalties on the part of the receiver.

(w)
Registered Office.  In addition to contractual modes of service, service of process in the British Virgin Islands on the Company may be effected by leaving at the Registered Office of the Company the relevant document to be served.  On the basis of our search of the British Virgin Islands Registry of Corporate Affairs referred to at paragraph 2(e)(ii) the registered office of the Company is at TMF Place, Road Town, Tortola, British Virgin Islands.

5.
This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion.  We have made no investigation of, and express no opinion on, the laws of any other jurisdiction.  We express no opinion as to matters of fact.  Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Documents.  We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

6.	The opinions set out above are subject to the following qualifications:

(a)
The term “enforceable” as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce.  It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular:

(i)	rights and obligations may be limited by bankruptcy, insolvency, liquidation, arrangement and other similar laws of the British Virgin Islands of general application affecting the rights of creditors;

(ii)	claims under the Documents may become barred under the laws relating to limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off or counterclaim;

(iii)
equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy and equitable rights may be defeated by a bona fide purchaser for value without notice;

(iv)
where obligations are to be performed in a jurisdiction outside the British Virgin Islands they may not be enforceable under the laws of the British Virgin Islands to the extent that such performance would be contrary to the laws of that jurisdiction or contrary to mandatory laws or public policy of that jurisdiction;

(v)
strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(vi)	enforcement may be prevented by reason of fraud, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(vii)
provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such a provision to be a penalty;

(viii)	enforcement may be limited by the principle of forum non conveniens or analogous principles; and

(ix)	an agreement made by a person in the course of carrying on unauthorised financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act, 2001.

(b)
Upon being appointed, a liquidator must file notice of their appointment within 14 days at the Registry of Corporate Affairs; and accordingly, it is possible that our Searches may not reveal the appointment of a liquidator if the notice has not yet been filed at the relevant time.

(c)
Amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs.  However, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed.

(d)	The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

(e)
The courts of the British Virgin Islands may refuse to give effect to a provision in respect of the cost of unsuccessful litigation brought before those courts or where the courts themselves have made an order for costs.

(f)
In certain circumstances provisions in the Documents that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

(g)	We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

(h)	We express no opinion in relation to provisions making reference to foreign statutes in the Documents.

(i)
The rights and obligations of a party to the Documents may be subject to restrictions if it or another party has been made subject to United Nations or European Union sanctions as implemented under the laws of the British Virgin Islands.  We have not conducted any investigations in this respect, and we express no opinion in relation thereto.

7.
This opinion is rendered for the benefit of the Purchaser and the benefit of its legal counsel (in that capacity only) in connection with the transactions contemplated by the Documents only.  It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully
HARNEY WESTWOOD & RIEGELS

Exhibit E
Form of Legal Opinion of PRC Counsel to the Company

[Note: subject to review by JA’s PRC counsel.]

[Zhonglun’s Letterhead]

[________], 2011
To:
[JA Solar Holdings Co., Ltd.]

Dear Sirs,

We, [Zhonglun Law Firm], as licensed lawyers of the People’s Republic of China (“PRC”, for the purpose of this opinion, excluding Hong Kong Special Administrative Region of PRC, Macau Special Administrative Region of PRC and Taiwan), are qualified to issue this legal opinion with regard to the PRC laws and regulations (“PRC Laws”).

We act as the PRC counsel on the PRC Laws for Silver Age Holdings Limited (the “Company”), a company incorporated under the laws of British Virgin Islands, to render this opinion to you. Capitalized terms used but not defined in this opinion shall have the same meanings of those defined in the schedules.

For the purpose of rendering this opinion, we have reviewed the copies of the Transaction Agreements (as listed in Schedule B). In our examination of these documents, we have assumed that,

(a)	all documents submitted to us as copies conform to their originals and all documents submitted to us as originals are authentic;

(b)	all signatures, seals and chops on such documents are genuine; and

(c)	all facts and information stated or given in such documents but not legal conclusions are true and correct.

For the purpose of this opinion, we have also relied on factual representations and confirmations made by the Company with respect to the Restructuring Transactions (as listed in Schedule A).

In this capacity, we have studied the relevant PRC Laws, and we do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

Base on and subject to the forgoing, we are of the opinion set out below:

(a) Compliance with PRC Laws

The performance of the Transaction Agreements and the consummation of the transactions thereunder, including the Restructuring Transactions, whether viewed separately or taken a whole, were in compliance with all applicable PRC Laws, and did not conflict with or violate any PRC Law applicable to the parties thereto or any of their respective assets, properties or businesses.

(b) Government Approval

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). This regulation requires the PRC companies or individuals, when they merge or acquire its affiliated PRC companies in the name of the offshore companies legally established or controlled by them (the “Affiliated M&A”), to report to the MOFCOM for approval. The M&A Rules also purport to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises' securities on overseas stock exchanges (together with the M&A Rules, the “M&A Rules and Related Clarifications”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

With respect to the Restructuring Transactions, given that,

(i)	[•];

(ii)	[•];

(iii)	[•];

Based on our current understanding of the M&A Rules and Related Clarifications, it was not necessary for the Company to obtain the approval of Affiliated M&A from MOFCOM to complete the Restructuring Transactions; and further is not necessary to submit an application to the CSRC for its approval of the listing and trading of the Company’s securities on an overseas stock exchange.

This opinion is subject to the following qualifications:

(a)
This opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement, which may affect our opinion above, may be made formally or informally by appropriate PRC authorities.

(b)
This opinion is intended to be used in the context, which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

(c)
This opinion is solely for your benefits. It may not be transmitted to or replied upon by anyone else or used for any other purpose or quoted or referred to in any other document or filed with anyone without our written consent.

Yours faithfully,

Zhong Lun Law Firm

Schedule A.  Restructuring Transactions

(i)	[insert transactions relating to the offshore restructuring]

Schedule B.  Transaction Agreements

(i)	[insert transaction agreements relating to the offshore restructuring]

Exhibit F
Form of Legal Opinion of Cayman Islands Counsel to Purchaser

Draft (1):  22 June, 2011
[•], 2011
Matter No.:875935
Doc Ref: FW/aw/#367347
[•]
[please provide name and address of the addressee]

Dear Sirs,

Re:      JA Solar Holdings Co., Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a share purchase agreement (the “Share Purchase Agreement”) dated [•], 2011 among Jinglong Group Co., Ltd., Huang Chin Tien (together with Jinglong Group Co., Ltd., the “Sellers”), Silver Age Holdings Limited (the “Target”) and the Company pursuant to which the Company shall purchase shares of the Target from the Sellers.

For the purposes of giving this opinion, we have examined an [executed] copy of the Share Purchase Agreement (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the Second Amended and Restated Memorandum of Association and Third Amended and Restated Articles of Association of the Company, written resolutions of the directors of the Company passed on [•], 2011 (the “Resolutions”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 21 June, 2011 (the “Certificate Date”), a certificate signed by a director of the Company dated [•], 2011 and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Share Purchase Agreement, other than the Company, to enter into and perform its respective obligations under the Share Purchase Agreement; (d) the due execution and delivery of the Share Purchase Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Share Purchase Agreement and other documents reviewed by us; (f) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York of the United States of America (the “Foreign Laws”) of the Share Purchase Agreement in accordance with its terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Share Purchase Agreement to arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the rules of arbitration of the HKIAC; (j) that on the date of entering into the Share Purchase Agreement the Company is and after entering into the Share Purchase Agreement will be able to pay its liabilities as they become due; (j) any share of the Company to be allotted and issued as consideration shares in accordance with the terms of the Share Purchase Agreement will be issued at or above par value of such shares.

The obligations of the Company under the Share Purchase Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction; and (f) in the case of the Share Purchase Agreement, may be subject to the common law rules that damages against the Company are only available where the Sellers rescind the Share Purchase Agreement  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Share Purchase Agreement if there are other proceedings in respect of the Share Purchase Agreement simultaneously underway against the Company in another jurisdiction.  Under Cayman Islands law, a person who is not one of the parties to an agreement is, in general, unable to enforce it.

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event or default or to pay a specified rate of interest on the amount of a judgment after the date of judgement. We express no opinion in respect of the enforceability of any provision in the Share Purchase Agreement which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of the Cayman Islands and is, as at the Certificate date, [in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands)].

2.
The Company has the necessary corporate power and authority to enter into and perform its obligations under the Share Purchase Agreement.  The execution and delivery of the Share Purchase Agreement by the Company and the performance by the Company of its obligations thereunder will not violate the Second Amended and Restate Memorandum or Third Amended and Restated Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

3.
The Company [has] taken all corporate action required to authorise its execution, delivery and performance of the Share Purchase Agreement. The Share Purchase Agreement [has been duly] executed and delivered by or on behalf of the Company and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.
No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Share Purchase Agreement.

5.
It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Share Purchase Agreement that it be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands.  However, to the extent that the Share Purchase Agreement creates a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and

Charges of the Company in accordance with section 54 of the Companies Law.  While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(i)
it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Share Purchase Agreement is governed by the Foreign Laws, the question of whether it would possess these particular characteristics would be determined under the Foreign Laws.

6.	The Share Purchase Agreement will be subject to nominal stamp duty if it is executed in or brought into the Cayman Islands but will otherwise not be subject to stamp duty.

7.
The choice of the Foreign Laws as the governing law of the Share Purchase Agreement is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands.  The submission in the Share Purchase Agreement to arbitration at the HKIAC is valid and binding upon the Company.

8.
Foreign arbitration awards may be enforced in the Cayman Islands under the Foreign Arbitral Awards Enforcement Law, which applies where the arbitration award to be enforced (the “Award”) was made in pursuance of an arbitration agreement in a state which is a party to the New York Convention on the Recognition of Enforcement of Foreign Arbitral Awards adopted by the 1958 United Nations Conference on International Commercial Arbitration (the “Convention”).  In general, the courts of the Cayman Islands will enforce an Award made under the Convention unless it is proved by the party against whom the Award was made that:

(a)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity; or

(b)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereon, under the law of the country where the award was made; or

(c)	that he was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present his case; or

(d)
that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration; or

(e)
that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

(f)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

Enforcement of an Award made under the Convention may also be refused by the courts of the Cayman Islands where the Award is in respect of a matter which is not capable of settlement by arbitration or where it would be contrary to the public policy of the Cayman Islands to enforce such an Award.

A foreign arbitration award may also be enforced in the Cayman Islands pursuant to common law principles by action on the Award or pursuant to the Arbitration Law by leave of the Cayman Islands court.

9.
Based solely upon a search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 10:30 a.m. on 21 June, 2011 (which would not reveal details of proceedings which have been filed but not actually entered in the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands at the time of our search or an originating process not otherwise entered prior to 8 December 2008), there are [no] actions pending against the Company nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject.

Yours faithfully,

Conyers Dill & Pearman